Exhibit 2.2

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

ROADZEN INC.,

NATIONAL AUTOMOBILE CLUB,

AND

NATIONAL AUTOMOBILE CLUB EMPLOYEE STOCK OWNERSHIP TRUST

Dated as of August 6, 2022

i

ii

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of August 6, 2022 (this “Agreement”), is made and entered into by and among Roadzen Inc., a Delaware corporation (the “Purchaser”), National Automobile Club, a California corporation (the “Company”), Shanon Duthie and Shelly Pereira, not in their individual capacities, but solely in their capacity as trustees (“Trustees”) of the National Automobile Club Employee Stock Ownership Trust (the “Trust” or “Seller”), a trust created under the National Automobile Club Employee Stock Ownership Plan (the “ESOP”), and the Seller.

WHEREAS, as of the date hereof, the Seller is the record and beneficial owner of Four Thousand Five Hundred Nine (4,509) shares of Company common stock, representing all of the issued and outstanding Equity Interests of the Company (the “Target Equity Interests”);

WHEREAS, the Purchaser wishes to purchase, and the Seller wishes to sell, the Target Equity Interests to the Purchaser for the Purchase Price; and

WHEREAS, the Trustees have determined that the transactions contemplated by this Agreement are in the best interests of the Seller and the Seller’s participants and their beneficiaries.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Accounting Guidelines” means the guidelines set forth on Exhibit A attached hereto.

“Acquisition Proposal” means any bona fide offer or proposal for (i) a merger or other business combination involving any Person’s business, such Person, or any of such Person’s subsidiaries (whether structured as a merger, consolidation, sale, acquisition, exchange or otherwise), or (ii) the direct or indirect acquisition of a majority of the equity in such Person and any of its Subsidiaries taken as a whole or all or substantially all of its assets of such Person’s business, in each case in the foregoing clauses (i) or (ii) in one transaction or series of related transactions, other than the transactions contemplated by this Agreement hereto.

“Affiliate” means, with respect to any Person, (a) a director, officer, partner, member, beneficiary or stockholder of such Person; (b) a spouse, parent, sibling or child of such Person (or spouse, parent, sibling or child of any director or executive officer of such Person); and (c) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York.

“Cap” has the meaning set forth in Section 9.2(a).

“Capital Expenditures” with respect to any Person, means the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) which are required to be capitalized under GAAP on the balance sheet of such Person.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended (or similar provision of U.S. state or local Law), and the rules and regulations promulgated thereunder.

“Cash” means the book value (which may be a positive or a negative number) of all unrestricted cash and readily marketable cash equivalents of the Company as of immediately prior to Closing, calculated in accordance with GAAP. For the avoidance of doubt, GAAP requires that in calculating Cash, Cash shall (a) be reduced by (i) issued but uncleared checks and drafts by the Company and (ii) pending electronic debits by the Company and (b) be increased by checks and drafts deposited but not yet cleared for the account of the Company to the extent there has been a reduction of receivables on account thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Claim Reserve Amount” has the meaning set forth in Section 9.5(b).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Date Calculations” has the meaning set forth in Section 2.4(a).

“Closing Payment Adjustment” means an amount, which may be positive or negative, equal to the Final Closing Payment minus the Estimated Closing Payment.

“Closing Statement” has the meaning set forth in Section 2.4(a).

“COBRA” means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 701 et seq. of ERISA, and the rules and regulations promulgated under the applicable provisions of the Code and ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor Contract or other Contract with any labor union works council or employee organization.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Benefit Plan” means each employee benefit plan, as defined in Section 3(3) of ERISA, each employment, individual consulting, individual independent contractor, severance or similar contract and each other agreement, plan, policy or arrangement (whether written or oral) providing for compensation, bonuses, commission, retirement, profit-sharing, separation, change in control, retention, partnership interest, stock option or other equity-related rights, phantom equity or other forms of incentive or deferred compensation (including any such plans governed by Section 409A of the Code), fringe benefit, paid vacation and other paid time off benefits, insurance, health or medical benefits, dental, life, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, post-employment, retirement or pension benefits and other employee benefit arrangements, plans, policies or practices (x) that are maintained, sponsored and/or contributed to (or required to be contributed to) by the Company or any ERISA Affiliate, and/or (y) for which the Company or any ERISA Affiliate has or may have any Liability, contingent or otherwise.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Company currently conducted.

“Company Software” means all Software that is Owned Intellectual Property.

“Confidential Information” means any non-public information concerning the businesses and affairs of any party.

“Confidentiality Agreement” means the Confidentiality Agreement, dated June 1, 2021, by and between the Purchaser and the Company.

“Contract” means any written or oral contract, agreement, commitment, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license, including employment agreements, independent contractor or consulting agreements, staffing company contracts, member contracts and member orders, and Collective Bargaining Agreements.

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Loan” has the meaning set forth in Section 4.24.

“COVID-19 Loan Amount” has the meaning set forth in Section 4.24.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other Law, Order, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Current Assets” shall have the meaning specified in the Accounting Guidelines.

“Current Liabilities” shall have the meaning specified in the Accounting Guidelines.

“Data Room” means the CONFIDENTIAL_National Automobile Club_ Due Diligence” share file at https://employeebenefitslawgrouppc.sharefile.com/.

“D&O Policy” means the existing directors’, managers’ and officers liability policy covering the directors, managers and officers of the Company immediately prior to the Closing.

“Disclosure Schedule” means that certain document identified as the Disclosure Schedule, dated as of the date hereof, delivered to the Purchaser in connection with this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.4(b)(ii).

“Employment Laws” has the meaning set forth in Section 4.17(c).

“Environmental Laws” means any federal, state, local or foreign Law, judicial decision, Permit or any agreement with any Governmental Entity or other third party, whether now or hereafter in effect, relating to the protection of the environment or human or worker health and safety, or to the Release, use, generation, storage, treatment or disposal of Hazardous Materials.

“Equity Interests” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company, any other Person that is a member of a controlled group for purposes of Section 4001(a)(14) of ERISA or that is treated as a single employer for purposes of Section 414 of the Code.

“ESOP” has the meaning set forth in the introductory paragraph hereto.

“ESOP Loan” means the ESOP Loan Agreement, dated November 15, 2013, by and between the Company and the Trust.

“ESOP Opinion” has the meaning set forth in Section 6.2.

“ESOP Termination Resolution” has the meaning set forth in Section 6.2.

“Estimated Cash” has the meaning set forth in Section 2.3.

“Estimated Closing Payment” means an amount equal to (i) the Purchase Price, minus (ii) the Estimated Indebtedness, minus (iii) the Estimated Transaction Expenses, plus (iv) the Estimated Cash, minus (v) the Purchase Price Adjustment Amount, plus (vi) the Estimated Working Capital Excess, if any, minus (vii) the Estimated Working Capital Deficit, if any.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.

“Estimated Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital Deficit” means the amount, if any, by which Estimated Working Capital is less than Target Working Capital, if any.

“Estimated Working Capital Excess” means the amount, if any, by which Estimated Working Capital exceeds Target Working Capital, if any.

“Families First Act” means the Families First Coronavirus Response or a similar provision of U.S. state or local Law.

“Final Cash” has the meaning set forth in Section 2.4.

“Final Closing Payment” means an amount equal to (i) the Purchase Price, minus (ii) Final Indebtedness, minus (iii) Final Transaction Expenses, plus (iv) Final Cash, minus (v) the Purchase Price Adjustment Amount, plus (vi) the Final Working Capital Excess, if any, minus (vii) the Final Working Capital Deficit, if any.

“Final Determination Date” has the meaning set forth in Section 2.4(b)(ii).

“Final Indebtedness” has the meaning set forth in Section 2.4.

“Final Transaction Expenses” has the meaning set forth in Section 2.4.

“Final Working Capital” means the Working Capital, as finally determined in accordance with Section 2.4.

“Final Working Capital Deficit” means the amount by which Final Working Capital is less than Target Working Capital, if any.

“Final Working Capital Excess” means the amount by which Final Working Capital exceeds the Target Working Capital, if any.

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Flow-Thru Entity” means (i) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) a “specified foreign corporation” within the meaning of Section 965 of the Code, or (c) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“GAAP” means generally accepted accounting principles employed in the United States, applied on a consistent basis.

“Governmental Entity” means the United States government, any state, local or foreign government or any court, department, instrumentality, commission, tribunal, agency, including administrative or regulatory agencies, of the United States government, any state government or any local government, or other governmental authority or agency, domestic or foreign, or any arbitrator.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, medical waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Environmental Law, including per- and polyfluoroalkyl substances.

“Indebtedness” means (i) all indebtedness for borrowed money, for the deferred purchase price of property or services, or for any earnout or similar obligations under any purchase agreement in respect of which the Company is liable, contingently or otherwise, as obligor or otherwise (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture, acceptance or similar instrument, or arising out of letters of credit (whether or not undrawn) or bankers’ acceptances issued for the Company’s account, (iii) all obligations under capital leases, (iv) the net obligations for which the Company is obligated pursuant to any hedging agreement or arrangement, (v) all obligations, contingent or otherwise, of the Company that, in accordance with GAAP, should be classified upon the balance sheet of the Company (or notes thereto) as indebtedness, (vi) all obligations of the Company arising in connection with any acquisition of assets or businesses to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith, (vii) all liabilities secured by any lien on any property of the Company,

(viii) all unpaid income Taxes of the Company for any Pre-Closing Tax Period or portion of a Straddle Period ending on the Closing Date as determined on a jurisdiction by jurisdiction basis (with the amount for each jurisdiction never being less than zero dollars ($0)) and any payroll or other employment Taxes of the Company deferred under Section 2302 of the CARES Act; (ix) any unfunded benefit liability related to any retirement plan or scheme, including the liability to fund any defined benefit pension plan on a termination basis and effectuate the termination of such plan (including the costs of actuaries, legal fees, and filing fees); (x) any actual or potential liability related to any Pension Plan, including, but not limited to, the PPIO multiple employer defined benefit plan; (xi) all liabilities related to deferred compensation plans and programs; (xii) all liabilities relating to severance and retention obligations of the Company (irrespective of whether accrued or funded, and including the employer portion of any employment or payroll Taxes related thereto); (xiii) all obligations of the Company in respect of unpaid employee bonuses or commissions (whether or not accrued), and accrued and unused vacation, paid time off or similar leave relate to pre-Closing time periods (including the employer portion of any employment or payroll Taxes related thereto); (xiv) all liabilities of the Company with respect to any claim made under a self-insured medical or prescription benefit plan, provided that such claim was incurred prior to the Closing Date; (xv) any unfunded workers’ compensation liability related to the period prior to the Closing, (xvi) all indebtedness of others referred to in any of the foregoing guaranteed directly or indirectly by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss; and (xvii) interest, principal, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in any of the foregoing clauses above; whether resulting from their payment or discharge or otherwise. Notwithstanding the foregoing, “Indebtedness” shall not include any amounts included (A) as Transaction Expenses, or (B) to the extent finally accounted for as Current Liabilities.

“Indemnified Persons” means the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, that is entitled to be indemnified under Article IX.

“Indemnified Taxes” means (and the correlative meaning “Indemnified Tax”) means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Tax Sharing Agreement entered (or assumed) by the Company on or prior to the Closing Date, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Entity, by means of withholding, or for any other reason and whether disputed or not):

(a) All Taxes of the Seller;

(b) All Taxes of the Company (other than Transfer Taxes (which are governed by subclause (d) below)), for any Pre-Closing Tax Period, or portion of any Straddle Period ending on the Closing Date;

(c) All Taxes that the Company is liable for (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date;

(d) The Seller’s allocable share of all Transfer Taxes as determined under Section 7.3; and

(e) All Taxes resulting from (i) a breach of a Statutory Representation (in each case construed as if they were not qualified by “Knowledge,” “material,” “Material Adverse Effect” or similar language) or (ii) a breach of a covenant or other agreement of the Seller or the Trustees contained in this Agreement (including in Article VII).

Indemnified Taxes shall exclude any Taxes to the extent included in the computation of Closing Date Transaction Expenses, the computation of Indebtedness or the computation of Final Working Capital, in each case, as finally determined.

“Indemnifying Persons” means the Purchaser, the Company or the Seller, as the case may be, that is required to provide indemnification under Article IX.

“Indemnity Threshold” has the meaning set forth in Section 9.2(a).

“Independent Accountant” means an independent public accounting firm engaged by the Seller and the Purchaser.

“Independent Accountant’s Determination” has the meaning set forth in Section 2.4(b)(ii).

“Individual Claim Amount” has the meaning set forth in Section 9.5(b).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority of any of the foregoing; (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, fictitious business names, uniform resource locators, internet domain names, social media accounts and handles, and all other source or business identifiers or designators of origin (whether registered or unregistered), registrations and applications, for registration of, and renewals and extensions of, any of the foregoing, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship, websites, copyrights, mask work rights, database rights, and design rights (all whether registered or unregistered) registrations and applications for registration of, and all renewals and extensions of, any of the foregoing and all moral rights associated with any of the foregoing; (iv) all economic rights of authors and inventors, however denominated; (v) computer software, firmware, databases, data collections and related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and all media and other tangible property necessary for the delivery or transfer of any of the foregoing (collectively, “Software”); (vi) artificial intelligence technologies, including machine learning technologies and deep learning technologies; (vii) trade secrets and other proprietary and confidential information and data, including inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals include anything specific to the Company that has not already been listed here; (viii) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (ix) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for, conducting the business of the Company as currently conducted.

“Key Employees” mean Shanon Duthie, Shelly Pereira and Daniel Shifrin.

“Knowledge” of any Person means (a) the actual knowledge of such Person and (b) that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of such Person who could reasonably be expected to have actual knowledge of the matters in question. When used in the case of the Company, the term “Knowledge” shall include the Knowledge of the Key Employees.

“Latest Balance Sheet” has the meaning set forth in Section 4.6(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Law” means any law (including common law, statutory law and civil and criminal law and any Environmental Law), treaty, convention, rule, directive, legislation, ordinance, regulation (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations and restrictions), codes, rules or similar provision having the force of law.

“Leased Real Property” has the meaning set forth in Section 4.4(a).

“Leased Worker” means any worker provided by a staffing company, temporary employee agency, professional employer organization or similar entity.

“Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined, determinable or otherwise, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, including any voting or other transfer restrictions.

“Losses” means any and all losses, claims, shortages, damages, Liabilities, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), assessments, Tax deficiencies and Taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under Article IX, whether or not foreseeable. “Losses” shall exclude lost profits or damages based on multiples of earnings or similar calculations.

“made available” means, with respect to any document or other material, a copy of such document or material was posted at least two (2) Business Days prior to the date of this Agreement to Data Room.

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) programs similar in design or function to any of the foregoing.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or may be reasonably likely to be materially adverse to the business, financial condition, results of operations, properties, assets or Liabilities of the Company taken as a whole.

“Material Contract” has the meaning set forth in Section 4.11(a).

“Orders” means notices, requests for information, citations, summons, judgments, claims, demands, writs, decrees, directives, compliance agreements, injunctions, orders, awards and legally binding determinations of any Governmental Entity, arbitrator or self-regulatory organization.

“Ordinary Course Tax Sharing Agreement” means any contract entered into in the ordinary course of business that is not primarily related to Taxes but which includes a Tax Sharing Agreement (such as paying real estate Taxes in leases or grossing up for withholding Taxes in a credit agreement).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Pension Plan” has the meaning set forth in Section 4.17(p).

“Permits” means all permits, licenses, certifications, authorizations, accreditations, filings or registrations, franchises, approvals, certificates (including certificates of need, construction and operation permits and safety certificates), exemptions, classifications, registrations, variances and similar documents, applications, rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means (i) Liens for Taxes which are not yet due and payable as of the Closing Date for which adequate reserves have been established in accordance with GAAP; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workers, repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent; and/or (iii) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of the applicable property by the Company or (B) have more than an immaterial effect on the value thereof or its use.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means, to the extent regulated by Law, Contract or privacy policy applicable to the Company, any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including: name; usernames/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans face scans, or DNA profile); employee ID numbers; Social Security number or other government-issued identification number; passport numbers; financial account information; date of birth; digital signature; health or medical information, including health insurance information; Internet Protocol (IP) address; or any other data that constitutes personal information or personal data under applicable Law.

“PPP Loan” means the Company’s loan from Bank of America under the “Paycheck Protection Program” through the United States Small Business Administration, as evidenced by the Promissory Note dated April 15, 2021, in the amount of $284,995.00.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.1(a).

“Privacy and Security Requirements” means, to the extent applicable to Company, (a) any Laws or Orders regulating the Processing of Personal Information including, without limitation, state Laws and Orders related to the privacy and security of health information, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act and any implementing regulations therein (together, the “CCPA”), the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), all Laws related to online privacy policies, the Telephone Consumer Protection Act (“TCPA”), the Illinois Biometric Information Privacy Act (“BIPA”), all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification; (b) all Laws related to the Processing of Confidential Data; (c) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (d) all applicable Contracts between the Company and any Person that is applicable to the Processing of Protected Data; and (e) all policies and procedures applicable to the Company relating to the Processing of Protected Data, including without limitation all website and mobile applicable privacy policies and internal information security procedures.

“Proceedings” means audits, examinations, actions, suits, claims, charges, complaints, demands, reviews, investigations and other legal, judicial, administrative or arbitral proceedings commenced, brought, conducted or heard before or by any Governmental Entity, arbitrator or self-regulatory organization.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Protected Data” means data regulated by the PCI-DSS, Personal Information, and all data for which the Company is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private, including all such data transmitted to the Company by any Persons that interact with the Company.

“Publicly Available Software” means (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software (e.g., software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License or the Apache Software License), or pursuant to similar licensing and distribution models; and (b) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, linked to, derived from, or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Purchase Price” means $1,750,000.

“Purchase Price Adjustment Amount” means $500,000.

“Purchaser” has the meaning set forth in the introductory paragraph hereto.

“Purchaser Indemnified Parties” means the Purchaser and its successors and assigns, and each of their respective officers, directors, managers, employees, representatives and Affiliates, and shall exclude, for the avoidance of doubt, the Seller and any Person who was an equityholder of the Company or an officer, manager or employee of the Company prior to the Closing.

“Purchaser Indemnity Claim” has the meaning set forth in Section 9.5(b).

“Purchaser Indemnity Claim Resolution” has the meaning set forth in Section 9.5(b).

“Purchaser’s Health and Welfare Plans” has the meaning set forth in Section 6.7(a).

“Real Property Lease” has the meaning set forth in Section 4.4(a).

“Receivables” has the meaning set forth in Section 4.22(a).

“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Entity, quasi-governmental authority, or registrar.

“Related Documents” means, collectively, the Seller Ancillary Documents and the Purchaser Ancillary Documents.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migrating into the environment (including the abandonment or discarding of barrels, containers, underground storage tanks and other closed receptacles), whether or not required to be reported or otherwise addressed under any Environmental Law.

“Release Date” has the meaning set forth in Section 9.5(b).

“Released Party” has the meaning set forth in Section 6.5(a).

“Released Party Affiliates” has the meaning set forth in Section 6.5(a).

“Representatives” shall mean a Person’s designees, officers, counsel, accountants, actuaries, financing sources and other authorized representatives.

“Resolution Period” has the meaning set forth in Section 2.4(b)(ii).

“Review Period” has the meaning set forth in Section 2.4(b)(i).

“Section 280G Waived Payments” has the meaning set forth in Section 7.6.

“Security Breach” means any (i) breach of Protected Data under applicable Privacy and Security Requirements or any other unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Protected Data); or (ii) unauthorized interference with system operations or security safeguards of IT Systems, including any phishing incident or ransomware attack.

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Seller Ancillary Documents” has the meaning set forth in Section 3.2.

“Seller Expenses” has the meaning set forth in Section 6.2.

“Seller Indemnified Parties” means the Seller and each of their respective successors and assigns (and shall exclude, for the avoidance of doubt, the members of the Purchaser Indemnified Parties).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Statement of Objections” has the meaning set forth in Section 2.4(b)(ii).

“Statutory Representations” means the representations and warranties of the Company set forth in Section 4.20 (Taxes) and, to the extent related to Taxes, Section 4.17 (Employees; Consultants; Labor Matters; Company Benefit Plans).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent (50%) of the Equity Interests are, as of such date, owned, controlled or held by the applicable Person or one or more direct or indirect subsidiaries of such Person.

“Survival Date” has the meaning set forth in Section 9.5.

“Target Equity Interests” has the meaning set forth in the recitals.

“Target Working Capital” means $300,000.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any Governmental Entity, or any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under applicable Laws with respect to taxes, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability, or by reason of being a member of an affiliated, consolidated, combined, unitary or other group for any period, or payable by reason of contract assumption, operation of Law, or otherwise; and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any Tax sharing agreement, Tax indemnity agreement or any other express or implied agreement to pay or indemnify any other Person whether by contract or otherwise, in each case, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 7.5(a).

“Tax Contest” has the meaning set forth in Section 7.5(b).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments, submitted to (or required under applicable Laws to be submitted to) a Governmental Entity.

“Tax Sharing Agreement” means any agreement (including any provision of a contract) pursuant to which the Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Transaction Expenses” means without duplication, all unpaid fees, costs and expenses incurred by the Company, the Trustees or the Seller (to the extent the Company pays or is obligated to pay such fees and expenses incurred or payable by the Trustees or the Seller) in connection with the preparation, negotiation and execution of this Agreement, any Related Documents and the consummation of the transactions contemplated hereby and thereby, including (i) all unpaid fees and expenses of counsel, investment bankers, accounting, financial or other advisors, (ii) all unpaid amounts in respect of any change in control, retention or sale bonuses or other payments payable by such Person to any of their respective officers, employees or directors or to any of such Person’s Affiliates or their respective directors, officers or employees as a result of or relating to the consummation of the transactions contemplated hereby including the employment Taxes related thereto, (iii) any fees payable pursuant to any advisory, management, consulting or similar Contract to the extent unpaid pursuant thereto by such Person to any of its Affiliates under any advisory, management, consulting or similar Contract, and (iv) the cost of the three year extended reporting option for D&O Policy including the underwriting fees and premium associated therewith.

“Transfer Taxes” has the meaning set forth in Section 7.3.

“Trustees” has the meaning set forth in the introductory paragraph hereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law.

“Working Capital” means, as of the date of determination, an amount equal to the following, in each instance as determined in accordance with the Accounting Guidelines, consistently applied: (a) the sum of the Current Assets, minus (b) the sum of the Current Liabilities.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Agreement to Purchase and Sell.

Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Purchaser shall purchase from the Seller and the Seller shall sell, convey, assign, transfer, and deliver to the Purchaser, all of such Seller’s right, title and interest in and to the Target Equity Interests, free and clear of any and all Liens.

Section 2.2 Purchase Price.

(a) In full consideration for the Target Equity Interests, at Closing, the Purchaser shall pay the amounts set forth herein, in accordance with Section 2.2(b); provided that such amount shall be subject to the adjustment set forth in Section 2.4.

(b) At the Closing, (x) Purchaser shall retain the Purchase Price Adjustment Amount until such time, if any, that all or a portion of the Purchase Price Adjustment Amount becomes payable to the Seller in accordance with this Agreement, and (y) the Purchaser shall make the following payments:

(i) the Purchaser shall pay, on behalf of the Company, the amounts of Estimated Indebtedness (other than Indebtedness for Taxes not yet due and payable) due to the holders of such Estimated Indebtedness;

(ii) the Purchaser shall pay, on behalf of the Company, to the applicable payees of all of the Estimated Transaction Expenses in accordance with invoices relating thereto and a funds flow reasonably agreed to by the Purchaser and the Seller; and

(iii) the Purchaser shall pay to the Seller an amount equal to the Estimated Closing Payment by wire transfer of immediately available funds in accordance with instructions provided to the Purchaser by the Seller.

Section 2.3 Estimated Closing Statement.

(a) Not more than five (5) Business Days but not less than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a statement satisfactory to the Purchaser executed by the Chief Financial Officer or other similar person of the Company (the “Estimated Closing Statement”) setting forth the Company’s good faith estimates of (i) the Working Capital calculated as of immediately prior to Closing (the “Estimated Working Capital”), including the Company’s calculation of any Estimated Working Capital Excess or Estimated Working Capital Deficit, as applicable, (ii) the Indebtedness as of immediately prior to the Closing (the “Estimated Indebtedness”), (iii) the Transaction Expenses as of immediately prior to the Closing (the “Estimated Transaction Expenses”), (iv) the Cash as of immediately prior to the Closing (the “Estimated Cash”), and (v) the resulting Estimated Closing Payment, accompanied by reasonably detailed calculations, data, and schedules supporting the computation of such amounts.

(b) The parties hereto agree that, during the period from the delivery of the Estimated Closing Statement through the Closing Date, the parties shall (and shall cause their representatives to) cooperate in good faith (including by providing additional information), and consider in good faith any changes to the Estimated Closing Statement (including all components thereof).

Section 2.4 Adjustments to the Purchase Price.

(a) Not later than ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Closing Statement”) setting forth (i) the Purchaser’s good faith calculation of the Working Capital calculated as of immediately prior to the Closing, including the Purchaser’s good faith calculation of the Final Working Capital Excess or the Final Working Capital Deficit, as applicable, if any, (ii) the Purchaser’s good faith calculation of the Indebtedness calculated as of immediately prior to the Closing (the “Final Indebtedness”), (iii) the Purchaser’s good faith calculation of the Transaction Expenses calculated as of immediately prior to the Closing (the “Final Transaction Expenses”), (iv) the Purchaser’s good faith calculation of the Cash calculated as of immediately prior to the Closing (the “Final

Cash”), and (v) the Purchaser’s good faith calculation of the resulting Final Closing Payment, accompanied by reasonably detailed calculations, data, and schedules supporting the computation of such amounts. The calculations herein shall collectively be referred to herein as the “Closing Date Calculations.” In the event that the Closing Payment Adjustment as finally determined pursuant to this Section 2.4 is positive, the Purchaser shall be obligated to pay the Closing Payment Adjustment in cash to the Seller by wire transfer of immediately available funds. In the event that the Closing Payment Adjustment as finally determined pursuant to this Section 2.4 is negative, the Seller and the Purchaser shall agree in writing to reduce the Purchase Price Adjustment Amount that may be payable to the Seller in accordance with this Agreement by the amount of the Closing Payment Adjustment.

(b) Examination and Review; Disputes.

(i) Examination. After receipt of the Closing Statement, the Seller shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period and upon reasonable notice to the Purchaser, the Seller and the Seller’s accountants shall have such reasonable access to the relevant books, records and other documents, including working papers of the Purchaser, its accountants and its advisors to the extent that they relate to the items set forth in the Closing Statement and to such historical financial information (to the extent in the Purchaser’s possession) relating to the Closing Statement as the Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections; provided, that such access shall be in a manner that does not interfere with the normal business operations of the Purchaser or its Subsidiaries; provided, further, that neither the Purchaser nor any of its Subsidiaries is under any obligation to disclose to the Seller or its accountants any information the disclosure of which would compromise the attorney-client privilege or to the extent access to any such information is restricted by Contract. For the avoidance of doubt, any information shared with the Seller or its accountants pursuant to this Section 2.4(b)(i) shall be subject to the confidentiality obligations set forth in this Agreement (and the Seller shall cause its accountants to comply with such confidentiality obligations as if a direct party hereto and the Seller shall be responsible for any such breach thereof).

(ii) Objection. During the Review Period, the Seller will either (a) accept the calculations as set forth in the Closing Statement in their entirety or (b) deliver a written statement to the Purchaser (the “Statement of Objections”), setting forth the Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith, in which case only the items or amounts specifically identified by the Seller shall be deemed to be in dispute, and all other items in the Closing Statement shall be deemed to have been accepted by the Seller and shall be final and binding on the parties hereto for all purposes of this Agreement. The failure by the Seller to deliver a Statement of Objections within the Review Period shall constitute the Seller’s acceptance of all of the items set forth in the Closing Statement, which shall be final and binding on the parties hereto for all purposes of this Agreement. If the Seller delivers the Statement of Objections before the expiration of the Review Period, the Purchaser and the Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Statement, as mutually modified by the Purchaser and the Seller during the Resolution Period shall be final and binding on the parties hereto for all purposes of this Agreement. If the Purchaser and the Seller fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts then remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as expert and not arbitrator, shall resolve the Disputed Amounts only. In resolving any Disputed Amount, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Such determination (the “Independent Accountant’s Determination”) shall be (i) in writing; (ii) furnished to the Purchaser and the Seller as soon as practicable (and in no event later than thirty (30) Business Days) after the Disputed Amounts have been referred to the Independent Accountant; and (iii) nonappealable and incontestable by the Purchaser and the Seller and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud. The “Final Determination Date” shall mean the earliest to occur of (i) the thirty-first Business Day following the receipt by the Seller of the Closing Statement if the Seller shall have failed to deliver an Statement of Objections to the Purchaser within the Review Period, (ii) the date on which the Seller gives the Purchaser written notice to the effect that the Seller has no objection to the Purchaser’s determination of the Working Capital as set forth in the Closing Statement, (iii) the date on which the Seller and the Purchaser reach a mutually agreeable determination of the items set forth in the Closing Statement and (iv) the date on which the Seller and the Purchaser shall have received the Independent Accountant’s Determination.

(iii) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Seller, jointly and severally, on the one hand, and the Purchaser, on the other hand, in proportion to the amounts by which the Seller’s and Purchaser’s respective proposals of the Disputed Amounts differed from the Independent Accountant’s final determination thereof.

Section 2.5 Withholding.

The Purchaser or the Company (or any Affiliate thereof) will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Purchase Price and Purchase Price Adjustment Amount) such amounts as the Purchaser (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of an applicable Law. To the extent that amounts are so withheld by the Purchaser, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Ownership.

(a) The Seller holds of record all of the Target Equity Interests, free and clear of any Liens (other than restrictions on transfer arising under the Securities Act and state securities laws). The Target Equity Interests constitute all of the issued and outstanding Equity Interests of the Company. The Seller has good, valid and marketable title to the Target Equity Interests. The Seller is not subject to any bankruptcy, reorganization or similar Proceeding.

Section 3.2 Authorization.

(a) The Seller has full power and authority to execute and deliver this Agreement each other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, with the certificates, agreements, documents, or other instruments to be executed and delivered by the Seller, the Trustees, and/or the Company in connection with the transactions contemplated by this Agreement, the “Seller Ancillary Documents”) to which the Seller is or will be a party and to perform its obligations under this Agreement and such Related Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents to which the Seller is or will be a party by the Seller and the performance by the Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of the Seller. The Trustees have approved the execution, delivery and performance of this Agreement and the Related Documents to which Seller is or will be a party and the consummation of the transactions contemplated by this Agreement and by such Related Documents. This Agreement and the Related Documents have been or will be duly executed and delivered by the Seller and constitute the valid and binding agreements of the Seller, assuming due authorization and execution by the counterparties thereto, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(b) The Trustees are qualified to serve under applicable law as Trustees, have been duly appointed and have all requisite capacity, power and authority, on behalf of Seller, to execute, deliver and perform the obligations of Seller under this Agreement and the other Transaction Documents to which Seller is a party. The Trustees have determined that (i) in reliance on the ESOP Opinion, the consideration that Seller will receive for the Target Equity Interests sold to the Purchaser pursuant to this Agreement is not less than adequate consideration as that term is defined under Section 3(18)(B) of ERISA, (ii) this Agreement and the consummation of the transactions contemplated by this Agreement are fair to the Seller from a financial point of view, and (iii) this Agreement and the consummation of the transactions contemplated by this Agreement are in the best interest of participants and beneficiaries of the Seller.

Section 3.3 Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Related Documents, the consummation of the transactions contemplated by this Agreement and the Related Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Related Documents do not and will not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or otherwise require any action, consent, notice, approval, order, authorization, registration, declaration or filing with respect to (a) any Contract, Permit or other instrument to which the Seller or the Trustees are or will be a party or by which any of his, her or its properties or assets are or will be bound, (b) any Order to which the Seller or the Trustees are or will be a party or by which any of his, her or its properties or assets are or will be bound or (c) any material Permit or Law of any Governmental Entity or public or regulatory unit, agency or authority applicable to the Seller or the Trustees.

Section 3.4 Legal Proceedings.

There are no Proceedings pending or threatened against the Seller or the Trustees in their capacity as trustees of the Trust.

Section 3.5 Brokers, Finders and Investment Bankers.

Except for fees and expenses payable to the independent financial advisor relating to the ESOP Opinion and the ESOP annual valuation, none of the Seller, the Trustees, or any of their respective officers, partners, employees or Affiliates of the foregoing has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement or the Related Documents.

Section 3.6 ESOP Matters.

The Seller has been administered according to its terms and has been established, maintained and administered in accordance in all respects with the Code, ERISA and other applicable Laws. The Seller constitutes an “employee stock ownership plan” (as such term is defined in Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA). No corrections to the administration of the Seller have been made or are required, and there are no voluntary correction requests in process with the U.S. Department of Labor, the Internal Revenue Service, or any other Governmental Authority. All allocations of the Target Equity Interests and payments to participants of amounts in exchange for the Target Equity Interests, if any, have been made in accordance with the terms of the Seller. No sale (or purchase) of the Target Equity Interests has, or will, result in an imposition of penalties upon the Company or the Seller or, upon and after the Closing, the Purchaser, under Sections 4975, 4978 or 4979A of the Code. Other than the actions of the Trustees as necessary to approve and execute this Agreement and the related documents and to consummate the transactions contemplated hereby, no participant, beneficiary, or any other Person had or has any right to vote on the transactions contemplated by this Agreement, or any portion thereof, by or on behalf of the Company or the Seller, under the terms of the Seller or applicable Law. There are no current Proceedings or any threatened Proceedings against the Seller, any fiduciaries (within the meaning of ERISA) of the Seller (with respect to their fiduciary duties to the Seller), or the Company or the Trustees (in their capacity as trustees of the Trust) in connection with their administration of the Seller by current or former participants or beneficiaries, the U.S. Department of Labor or the Internal Revenue Service, and neither the U.S. Department of Labor nor the Internal Revenue Service is auditing or investigating the Seller or has made inquiries about the form, establishment or administration of the Seller or any transaction in which the Seller engaged during the last six years. No fiduciary (within the meaning of ERISA) of the Seller is indemnified by, or has any rights to indemnity from, the Company or the Seller for any fiduciary liability he, she or it may incur or may have incurred as a fiduciary of the Seller. The Company has fully complied with all of its obligations under the Seller and under ERISA and the Code with respect to the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company and the Seller hereby jointly and severally represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization; Capitalization; Subsidiaries.

(a) The Company is a California corporation, duly formed and validly existing under the Laws of its jurisdiction of formation. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification necessary. The Company has heretofore provided or made available to the Purchaser true, correct and complete copies of the Company’s organizational documents as currently in effect. Schedule 4.1(a) sets forth all of the trade names and fictitious business names (d/b/a’s) used by the Company.

(b) Schedule 4.1(b) sets forth the authorized (if applicable), issued and outstanding Equity Interests of the Company, including the number and class and the name of the Person holding such Equity Interests. Except as set forth in Schedule 4.1(b), there are no Equity Interests of the Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), unit appreciation rights, profits interests, calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance or sale of Equity Interests in the Company. All of the issued and outstanding Equity Interests of the Company are duly authorized and validly issued, are free of any preemptive rights in respect thereof, are free and clear of all Liens (other than restrictions on transfer arising from federal and state securities Laws) and were issued in compliance with all applicable Laws. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no restrictions on the transfer of the Equity Interests of the Company other than those arising from federal and state securities Laws. With the exception of the ESOP and applicable Laws and regulations governing the ESOP, the Company is not party to, and there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any Equity Interests of the Company.

(c) The Company does not have any Subsidiaries and does not own nor has ever owned, directly or indirectly, any Equity Interests, debt, participation, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interests, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, other than publicly traded stocks, bonds and similar investments.

Section 4.2 Authorization.

The Company has full power and authority to execute and deliver this Agreement and the Related Documents to which the Company is or will be a party and to perform its obligations under this Agreement and such Related Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents to which the Company is or will be a party by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of the Company. The stockholders, managers and/or directors of the Company have approved the execution, delivery and performance of this Agreement and the Related Documents to which the Company is or will be a party and the consummation of the transactions contemplated by this Agreement and by such Related Documents. This Agreement and the Related Documents have been or will be duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, assuming due authorization and execution by the counterparties thereto, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3 Absence of Restrictions and Conflicts.

Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement and the Related Documents, the consummation of the transactions contemplated by this Agreement and the Related Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Related Documents do not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or otherwise require any action, consent, notice, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the organizational documents of the Company, (b) any Contract, Permit or other instrument applicable to the Company, (c) any Order to which the Company is a party or bound or (d) any Permit or Law of any Governmental Entity or public or regulatory unit, agency or authority applicable to the Company.

Section 4.4 Real Property.

(a) The Company does not own any real property and is not party to any Contract for the purchase of any real property. Schedule 4.4(a) sets forth a true, correct and complete list of each lease, including all amendments, extensions, renewals and other agreements with respect thereto (each a “Real Property Lease” and collectively, the “Real Property Leases”), to which the Company is a party (together with all fixtures and improvements thereon, the “Leased Real Property”). The Company has delivered to the Purchaser true, correct, and complete copies of the Real Property Leases. The Company is the owner and holder of a valid leasehold interest in the Leased Real Property, free and clear of any Liens (other than Permitted Liens), sub-tenancies and other occupancy rights, and has the right to occupy and use, now or in the future, such Leased Real Property in accordance with each respective Real Property Lease. All Real Property Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such Real Property Lease any default (or any claimed default) by the Company, or, to the Company’s Knowledge, any other party thereto, or any event which with notice or lapse of time or both, would constitute a default. The Company is currently in possession of the Leased Real Property and the Company has not subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. The Company has not received any notice that the owner of any Leased Real Property has made any assignment, pledge or hypothecation of the respective lease with respect thereto or use fees due thereunder.

(b) To the Company’s Knowledge, (i) the improvements on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used and (ii) the present use of the land, buildings, structures and improvements on the Leased Real Property is in compliance with all applicable Laws. All certificates of occupancy and other Permits or approvals legally required with respect to the occupancy and use of the Leased Real Property have been obtained and are currently in effect. There are no condemnation or appropriation or similar Proceedings pending or, to the Company’s Knowledge, threatened against or affecting any Leased Real Property or any portion thereof or the improvements thereon.

Section 4.5 Title to Assets; Related Matters.

(a) The Company has good and marketable title (or valid leasehold or licensed interest with respect to leased or licensed assets and properties) to the assets and properties of the Company, free and clear of all Liens other than Permitted Liens.

(b) All equipment and other items of tangible personal property and fixed assets of the Company (i) constitute all of the assets necessary and sufficient to conduct the operations of the business of the Company as presently conducted and anticipated to be conducted by the Purchaser, (ii) are in good operating condition and in a state of good maintenance and repair (and, in the case of buildings and structures, are structurally sound), ordinary wear and tear excepted, and usable in the regular and ordinary course of business and (iii) conform to all applicable Laws applicable thereto, and there are no material defects with the equipment, other items of tangible personal property and fixed assets of the Company. No Person other than the Company owns any equipment or other tangible personal property or assets which are necessary to or used in the operation of the Company, except for the leased items that are subject to personal property leases.

(c) Schedule 4.5(c) sets forth a true, correct and complete list and general description of (i) each item of tangible personal property of the Company with an estimated value in excess of $10,000.

(d) Except as set forth on Schedule 4.5(d), none of the personal or moveable property of the Company is located at any location other than at the Leased Real Property.

Section 4.6 Financial Statements.

(a) Schedule 4.6(a)(i) contains true, correct and complete copies of (i) the audited balance sheets of the Company as of December 31, 2021 and December 31, 2020 and the related audited statements of operations and other comprehensive income, statements of stockholders’ equity, and statements of cash flows, together with the notes thereto and the report of Singer Lewak LLP, independent auditor; and (ii) the unaudited balance sheet of the Company as of April 30, 2022 (the “Latest Balance Sheet” and the date thereof the “Latest Balance Sheet Date”), and the related unaudited statements of operations and other comprehensive income, statements of stockholders’ equity, and statements of cash flows for the four-month period then ended ((i) and (ii) collectively, the “Financial Statements”). The Financial Statements (x) are in accordance with the books and records of the Company, (y) present fairly, in all material respects, the financial condition of the Company as of the respective dates indicated and the results of operations for the periods those financial statements cover, and (z) have been prepared in accordance with GAAP except for the absence of footnote disclosure and subject to normal and recurring end-of-period adjustments (the effect of which will not be materially adverse). Since the Latest Balance Sheet Date, there has been no change in any of the accounting (or Tax accounting) policies, practices or procedures of the Company.

(b) Schedule 4.6(b) sets forth a true, correct, and complete accounting of the Indebtedness of the Company to any Person. The Company has performed in all material respects all of its obligations required to be performed by it under each document evidencing Indebtedness, and there is no continuing event of default under any document evidencing Indebtedness.

Section 4.7 No Undisclosed Liabilities.

The Company does not have any Liabilities, except for (i) Liabilities on the Latest Balance Sheet and (ii) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business (provided that there is no such Liability that relates to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Proceeding, in each case as in effect on or before the Closing Date). The Company has not expressly or by operation of Law, assumed or undertaken any Liability of any other Person. The Company has (i) filed or caused to be filed with the appropriate Governmental Entity all reports required to be filed with respect to any material unclaimed property and have remitted to the appropriate Governmental Entity all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient.

Section 4.8 Absence of Certain Changes.

Since December 31, 2021, (a) there has not been any event, change, development, occurrence or circumstance that has, had or would reasonably be expected to have a Material Adverse Effect; (b) the Company has not, except as may be required by Law, adopted, terminated or amended any Company Benefit Plan, increased the compensation, severance, or benefits of any employee or individual service provider outside of the ordinary course of business consistent with past practice, or paid any benefit not required by an existing Company Benefit Plan, (c) the Company has not implemented any employee layoffs that could implicate the WARN Act or any other reduction in force, early retirement or other voluntary or involuntary employment termination programs, (d) the Company has not entered into, modified, or terminated any employment agreement, severance agreement, change in control agreement, Collective Bargaining Agreement, individual independent contractor agreement, or staffing agreement, and (e) except as set forth on Schedule 4.8, the Company has conducted the business of the Company in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 4.8, and as expressly contemplated by this Agreement, since December 31, 2021, the Company has not taken any action that would have been prohibited by Section 6.9(b) of this Agreement if this Agreement had been in effect during such period.

Section 4.9 Legal Proceedings.

(a) Except as set forth on Schedule 4.9(a), (i) there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or, any of the current or former officers, directors or employees of the Company in their capacity as such, by or before any Governmental Entity or any mediator or arbitrator, nor, to the Company’s Knowledge, is there any reasonable basis for any such Proceeding, and (ii) each Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the current or former officers, managers, directors or employees of the Company in their capacity as such is fully covered by the Company’s insurance and such Proceedings are, individually and in the aggregate, within the Company’s insurance policy limits. Schedule 4.9(a)(ii) sets forth for each pending Proceeding that is covered by insurance: (A) the amount in controversy set forth in the underlying complaint, if any, (B) the applicable insurance policy and the policy limits, (C) the reserve amount, (D) the deductible amount related to such policy, and (E) the name of the Company’s defense counsel engaged on such matter.

(b) There has been no Proceeding that (i) resulted in any criminal sanctions or (ii) within the last five (5) years, resulted in any payments in excess of $20,000, in each case by or against the Company or the Company’s current or former stockholders, officers, directors, managers, employees, agents or other Representatives of the Company (whether as a result of an Order or otherwise) in their capacity as stockholders, officers, directors, managers, employees, agents or other Representatives of the Company.

Section 4.10 Compliance with Laws.

The Company is (and has been at all times) in material compliance with all Laws applicable to the Company, its assets, or the conduct of its business. The Company has never been charged with or, is now under investigation with respect to, any actual or alleged violation of any applicable Law or other requirement of a Governmental Entity. The Company has filed all reports required to be filed with any Governmental Entity and has all Permits required to be held and all such reports are true, correct and complete in all respects and in compliance with all applicable Laws.

Section 4.11 Contracts.

(a) Schedule 4.11(a) sets forth a true, correct and complete list of the following Contracts to which the Company is a party or by which it is bound (each a “Material Contract”):

(i) any bond, debenture, note, loan, credit or loan agreement or loan commitment, mortgage, indenture, guarantee or other Contract relating to Indebtedness or binding upon the Company;

(ii) any lease relating to the Leased Real Property or other lease or license involving any properties or assets (whether real, personal or mixed, tangible or intangible) for which the annual rental exceeds $25,000;

(iii) any Contract (A) containing any covenant limiting the right of the Company or any employee to freely engage in any line of business, to compete with any Person in any line of business or to compete with any Person in any market or geographic area, or (B) prohibiting or limiting the right of the Company to make, sell or distribute any products or services;

(iv) any Contracts relating to the development, ownership, licensing, use, registration, enforcement of or exercise of any rights under Intellectual Property, excluding licenses of commercially available off-the-shelf software having a replacement cost of less than $25,000 that is not incorporated in, linked to, distributed with or used to host or provide any Company product or service;

(v) any employment, incentive equity, phantom equity, severance, change in control, or retention Contract or any Collective Bargaining Agreement;

(vi) any Contract with any independent contractors or consultants;

(vii) any agency, brokerage or other material agreement with any insurance company;

(viii) any Contract for Capital Expenditures or the acquisition or construction of fixed assets by the Company;

(ix) any Contract that provides for a cash payment, an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(x) any Contract granting any Person a Lien on all or any part of the Company;

(xi) any Contract granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xii) any Contract related to the Company’s information technology systems having compensation or payment by the Company exceeding $25,000 in any 12-month period;

(xiii) any Contract for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment, other than with respect to licenses of commercially available off-the-shelf software having a replacement cost of less than $25,000 that is not incorporated in, linked to, distributed with or used to host or provide any Company product or service;

(xiv) any Contract providing for the indemnification or holding harmless of any officer, director, employee or other Person;

(xv) any joint venture or partnership Contract;

(xvi) any Contract pursuant to which the Company has agreed to provide “most favored nation” pricing or any arrangement whereby the Company has agreed with any Person that such Person will receive the most favorable terms and conditions that are provided by the Company to any other Person;

(xvii) any Contract with any staffing companies, temporary employment agencies, professional employer organizations or other similar companies or pertaining to any Leased Worker; and

(xviii) any outstanding power of attorney empowering any Person to act on behalf of the Company.

True, correct and complete copies of the Material Contracts have been made available to the Purchaser.

(b) The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the Company’s Knowledge, with respect to each other party to such Material Contracts. There are no existing defaults or breaches of the Company under any Material Contract (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach), and, to the Company’s Knowledge, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Material Contract. To the Company’s Knowledge, there are no pending or threatened bankruptcy, insolvency or similar Proceedings with respect to any party to such Material Contracts.

Section 4.12 Insurance Policies.

Schedule 4.12 contains a true, correct and complete list of all insurance policies carried by or for the benefit of the Company which are currently in effect. Schedule 4.12 also sets forth all relevant information as to the nature and approximate amount of all claims for insured losses sustained by the Company for the five years prior to the date hereof. The Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years. There is no Proceeding by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. To the Company’s Knowledge, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 4.13 Environmental, Health and Safety Matters.

Except as set forth in Schedule 4.13:

(a) the Company has been and is in full compliance with Environmental Laws, and has timely obtained, possesses, maintains in good standing and is in full compliance with, all Permits required under Environmental Laws;

(b) no Order has been received, no complaint has been filed, no penalty has been assessed and no Proceeding is pending or, to the Company’s Knowledge, threatened by any Governmental Entity or other Person against the Company arising out of any Environmental Law;

(c) there are no material Liabilities arising in connection with or in any way relating to the Company, the Leased Real Property or any real property formerly owned or operated by the Company of any kind whatsoever, arising under or relating to any Environmental Law or Hazardous Materials, and, to the Company’s Knowledge, there are no facts, events, conditions, situations or set of circumstances, including notice of actual or threatened Liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any Person, which could reasonably be expected to result in or be the basis for any such Liability;

(d) no Hazardous Material has been Released by the Company at, on or under the Leased Real Property or any real property previously owned, leased or operated by the Company;

(e) the Company has not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in full compliance with all Environmental Laws and Permits issued pursuant to Environmental Laws; and

(f) the Company has provided to Purchaser true, correct and complete copies of all Phase I environmental site assessment reports, Phase II reports, environmental compliance audits conducted in the last five (5) years and any notices, pleading or other material documents related to any Proceeding or Liability arising under Environmental Laws or related to Hazardous Materials.

Section 4.14 Intellectual Property.

(a) Schedule 4.14(a) sets forth an accurate and complete list of all Registered Intellectual Property and all material unregistered Trademarks that are Owned Intellectual Property along with (i) the jurisdictions where each is registered (if any); (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property; and (iii) the record owner of each such item of Registered Intellectual Property. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.    The Company owns all right, title, and interest in, or possesses valid and enforceable written licenses or other valid permission to use to use all the Company Intellectual Property. All Owned Intellectual Property is valid, subsisting, and enforceable.

(b) The current conduct of the Company, and the conduct of the Company for the past six (6) years, including the development, manufacture, marketing, use, offer for sale, sale, licensing, distribution, import, export or other commercial exploitation of the products and services of the Company or the operation of the business of the Company, or the Company’s use of the Owned Intellectual Property, have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights or any rights of publicity of any Person. The Company is not the subject of any pending Proceeding that (i) alleges a claim of infringement, misappropriation or other violation of any Intellectual Property rights or rights of publicity of any Person, and no such claim has been asserted or threatened against the Company at any time during the past six (6) years or (ii) challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property. No Person has notified the Company that any of such Person’s Intellectual Property rights or rights of publicity are infringed, misappropriated or otherwise violated by the Company or that the Company requires a license to any of such Person’s Intellectual Property rights or rights of publicity. To the Company’s Knowledge, there is no actual unauthorized use, interference, disclosure, infringement, misappropriation or other violation by any Person of any of the Owned Intellectual Property, and no written or oral claims alleging such infringement, misappropriation or other violation have been made during the past six (6) years against any Person by the Company.

(c) The Company has taken all necessary and desirable action to maintain and protect all of the Company Intellectual Property. The Company has taken commercially reasonable measures to protect (i) the confidentiality of all trade secrets and any other confidential information that is Owned Intellectual Property and (ii) any confidential information owned by any Person to whom the Company has a confidentiality obligation. No such trade secrets or confidential information have been disclosed by the Company to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets and confidential information by such Person. No current or former employee, founder, consultant, independent contractor or Leased Worker of the Company or any other Person has any right, title, or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property. The Company has obtained from all Persons (including all current and former founders, employees and contractors) who have created any Intellectual Property for the Company valid and enforceable written assignments of any such Intellectual Property to the Company. To the Company’s Knowledge, no Person is in violation of any such written confidentiality or assignment agreements.

(d) All Company Software (i) conforms in all material respects with all specifications, representations, warranties, and other descriptions established by the Company or conveyed thereby to its customers or other transferees, (ii) is operative for its intended purpose, free of any material defects, and to the Knowledge of the Company does not contain any Malicious Code; and (iii) has been maintained by the Company in accordance with its contractual obligations to customers or other transferees and industry standards. No Person other than the Company possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Company Software, and all such source code has been maintained strictly confidential. The Company has no obligation to afford any Person access to any such source code. The Company is in possession of all documentation and other materials relating to the Software used in the business of the Company that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Software as used in, or currently under development for, the business of the Company, including installation and user documentation, engineering specifications, flow charts, programmers’ notes, and know-how.

(e) No Publicly Available Software has been incorporated in, linked to, distributed with or otherwise used in connection with the Company Software or any product or service of the Company in any way that may (i) require or condition the licensing, use or distribution of any such Company Software or any other product or service of the Company on the disclosure, licensing or distribution of any source code for any portion of such Company Software, product or service or, (ii) otherwise impose any material limitation, restriction or condition on the right or ability of the Company to use, allow third parties to use, distribute or enforce any Owned Intellectual Property in any manner.

(f) No funding, facilities, or personnel of any governmental entity or any university or research organization has been used in connection with the development of any Owned Intellectual Property and the Company and their predecessors have not participated in any standards-setting organization. No governmental entity, university, research organization or standards-setting organization has any right, title or interest in or to any Owned Intellectual Property.

(g) The Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.

(h) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Company Intellectual Property. Immediately subsequent to the Closing, the Company Intellectual Property will be owned or available for use by the Company on terms and conditions identical to those under which the Company owns or uses the Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

(i) The IT Assets (i) are operational, fulfill the purposes for which they were acquired or developed, have hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the continued conduct of the Company after the Closing in substantially the same manner as conducted prior to the Closing; (ii) are free from material bugs, defects, viruses and malware or other Malicious Code that may be disruptive to the Company; and (iii) have not materially malfunctioned or failed in a manner disruptive to the Company. The Company has implemented commercially reasonable backup, security and disaster recovery measures and technology, and has maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

Section 4.15 Transactions with Affiliates.

Except as set forth in Schedule 4.15, no employee, officer, manager or existing or former stockholder or Affiliates of the Company (including the Seller and the Trustee), or any Person with whom any such employee, officer, manager or existing or former stockholder (including the Seller and the Trustee) or Affiliate has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than two percent (2%) of the stock of which is beneficially owned by all such Persons in the aggregate) has any interest in: (a) any Contract with the Company or (b) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company relating to the business or assets of the Company. Schedule 4.15 also sets forth a true, correct and complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate of the Company to the Company.

Section 4.16 Undisclosed Payments.

None of the Company, the officers, managers, stockholders, or directors of the Company, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the books and records of the Company.

Section 4.17 Employees; Consultants; Labor Matters; Company Benefit Plans.

(a) Schedule 4.17(a) sets forth a true, correct and complete list of all of the employees of the Company as of the date of this Agreement, specifying for each the current position and title (if any), date(s) of hire, 2021 and 2022 annual salary or hourly wage rate; 2021 and 2022 bonuses and incentive compensation paid or payable; 2021 and 2022 commissions paid or payable; work location; full-time or part-time status; the number of such person’s accrued sick days and vacation days as well as the employee’s vacation entitlement; and status as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”) and similar state and local Laws. No Person on such list is subject to any written employment Contract. The Company is and has been in compliance with the FLSA and similar state and local Laws. Except as listed on Schedule 4.17(a), the Company has not made any written or oral commitment to any employee, consultant, independent contractor or Leased Worker with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or the Related Documents.

(b) Except as listed on Schedule 4.17(b), (i) the employees of the Company, and the consultants, independent contractors and Leased Workers providing services to the Company, have not been, and currently are not, represented by any labor organization or group whatsoever; and (ii) the Company has not been nor is a signatory to any Collective Bargaining Agreement, and the Company has not been nor is subject to or bound by any Collective Bargaining Agreement. There has not been any, and there is no pending or, to the Company’s Knowledge, threatened, union organizing campaign or other attempt to organize or establish a labor organization involving or representing employees of the Company or any consultant, independent contractor or Leased Worker providing services to the Company. There has not been any, and there is no pending, or to the Company’s Knowledge, threatened, petition, demand for recognition or other application for certification as a collective bargaining representative for any bargaining unit of employees, or otherwise against or affecting the Company. There has not been any, and there is no pending or, to Company’s Knowledge, threatened, labor strike, material dispute, grievance, picketing, labor dispute, walkout, work stoppage, slowdown or lockout involving the Company.

(c) The Company is and has been in compliance with all applicable Laws and Contracts concerning or pertaining to labor, employment or alleged employment, including any Laws governing or concerning terms and conditions of employment, collective bargaining, termination of employment, equal employment opportunity, nondiscrimination, harassment, retaliation, wages, hours, benefits, occupational safety and health, workers’ compensation, employment practices, affirmative action, labor relations, immigration, temporary workers, independent contractors, Leased Workers, protection of employee data and personal information, federal, state, and local laws, ordinances and guidance regarding COVID-19, the withholding and payment of social security and other payroll taxes and plant closings or layoffs (collectively, “Employment Laws”).

(d) Schedule 4.17(d) contains a true, correct and complete list of all of the individual consultants and independent contractors of the Company who provided services to the Company or its business at any time from January 1, 2021 through the date of this Agreement, the location where their services are provided, and the fees payable to each such consultant or independent contractor in 2021 and in 2022, with an appropriate notation as to any person on such list who is subject to any written consulting or independent contractor Contract or any other written document describing the terms and conditions of the engagement of such consultant or independent contractor. All consultants and independent contractors utilized by the Company are properly characterized as, and have always been properly characterized as, independent contractors of the Company. At no time has the Company ever treated a consultant or independent contractor as an employee of the Company nor has the Company issued a W-2 with respect to any consultant or independent contractor that provided services for or on behalf of the Company. No employee, consultant, independent contractor or Leased Worker has been misclassified with respect to application of any Employment Laws or other Laws. The Company has not used the services of individuals who have provided services while classified as independent contractors to an extent that they would be eligible to participate in any Company Benefit Plan.

(e) There are no Proceedings or any other complaint, demand, action, claim, counterclaim, suit, charge, grievance, mediation, inquiry, arbitration, audit, hearing, investigation, litigation, or other proceedings, to the Company’s Knowledge, threatened, against, relating to, involving or otherwise affecting the Company with respect to any employee, former employee, applicant for employment, Leased Worker, independent contractor or consultant arising out of employment, alleged employment or any alleged violation of any Employment Law, including any alleged misclassification of any current, former or prospective employee, Leased Worker, independent contractor or consultant.

(f) The Company is not subject to any settlement agreement with a current or former officer, employee, or individual independent contractor that involves allegations relating to sexual harassment, and to the Company’s Knowledge, no allegations of sexual harassment have been made against any employee of the Company.

(g) The Company has not, nor has ever been, a government contractor or subcontractor obligated to have an affirmative action plan.

(h) The Company has paid in full (i) to all current and former employees, all wages, salaries, commissions, bonuses, severance, vacation, paid time off, sick leave or other direct compensation for any services that are due and payable; and (ii) to all current and former individual independent contractors, consultants, and Leased Workers, all fees that are due and payable.

(i) The Company has not taken any action that could constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or otherwise trigger any notice requirement or Liability under any applicable group termination Law. Schedule 4.17(i) sets forth a true and complete list of all actions taken by the Company with respect to the workforce in response to the COVID-19 pandemic, including any furloughs, layoffs, temporary work closures, reductions in hours, reductions in compensation, or schedule changes.

(j) All employees of the Company employed at any time in the past five (5) years, including seasonal and temporary employees, have presented proper documentation for employment in the United States with the Company. The Company has not been the subject of any audit of its immigration, employment verification or Form I-9 practices by any Governmental Entity nor has the Company had any penalties assessed against it by any Governmental Entity due to its hire of unauthorized workers or failure to comply with applicable document collection and retention requirements.

(k) No employee of the Company is in violation of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed (i) to the Company or (ii) to the Company’s Knowledge, to a former employer of any such employee relating (1) to the right of any such employee to be employed by the Company or (2) to the knowledge or use of trade secrets or proprietary information.

(l) Schedule 4.17(l) sets forth a true, correct and complete list of each Company Benefit Plan. The Company has provided or made available to the Purchaser true, complete and correct copies of the following documents with respect to each Company Benefit Plan, to the extent applicable: (i) the current plan document, including all amendments thereto, and in the case of unwritten Company Benefit Plans, written descriptions thereof; (ii) the most recent summary plan description and summary of material modifications thereto; (iii) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each such Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code; (iv) the three most recent annual reports on Form 5500 (including any applicable schedules and attachments thereto), (v) the most recent nondiscrimination testing results, (vi) the three most recent actuarial reports, if applicable, (vii) all related trust agreements, insurance contracts and other funding arrangements, (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity with respect to each such Company Benefit Plan, and (ix) the current personnel and employment policies and manuals of the Company.

(m) Each Company Benefit Plan has been established, maintained, administered and funded in compliance with, and currently complies with, its terms and all applicable Laws (including ERISA and the Code). There is no pending or, to the Company’s Knowledge, threatened Proceeding relating to a Company Benefit Plan (other than routine claims for benefits). The Company has timely made all required contributions, distributions, reimbursements and premium payments on account of each Company Benefit Plan. Except as listed on Schedule 4.17(m), there is no unfunded actual or potential Liability relating to such Company Benefit Plan that is not reflected on the Latest Balance Sheet or, with respect to accruals properly made after the Latest Balance Sheet Date, on the books and records of the Company.

(n) Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, the prototype plan has received a determination letter from the Internal Revenue Service to the prototype plan sponsor, as to the tax qualification of such Company Benefit Plan under Section 401(a) of the Code and the exemption of the related trust from Federal income taxation under Section 501(a) of the Code. No fact or event has occurred since the date of such letters that would reasonably be expected to adversely affect such qualified status or tax-exempt status. Nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, the Purchaser or any of their Affiliates, to a penalty under Section 502 of ERISA or to a tax or penalty under Section 4975 of the Code.

(o) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and maintained in operational and documentary compliance with its terms and with the requirements of Section 409A and the regulations, rulings and notices promulgated thereunder and no such Company Benefit Plan has or will result in any participant incurring income acceleration or Taxes under Section 409A of the Code. The Company does not have any obligation for any Taxes (or potential Taxes) imposed (or potentially imposed) on any employees or contractors of the Company, including under Section 409A of the Code.

(p) Except as listed on Schedule 4.17(p), the Company or any of its ERISA Affiliates do not sponsor, maintain, administer, or contribute to, or has ever in the past sponsored, maintained, administered, or contributed to, or has had or could have any Liability with respect to, (i) any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including any single employer defined benefit pension plan and any multiple employer defined benefit pension plan (each, a “Pension Plan”), (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). With respect to each Pension Plan: (i) the Company and its ERISA Affiliates have satisfied the minimum funding standards of Section 430 of the Code; (ii) no reportable event within the meanings of Section 4043(c) of ERISA has occurred in the last six (6) years, other than any such event for which the thirty (30) day notice period has been waived by the PBGC, (iii) all premiums required to be paid to the PBGC in the last six (6) years have been timely paid in full, (iv) no cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA has occurred, (v) the requirements of Section 204(h) of ERISA have been complied with, (vi) all notices related to reportable events, annual funding notices, notices required under Sections 4010, 4062 and 4063 of ERISA, and notices related to unpaid contributions required to be provided to the PBGC and participants have been made, and (vii) the Company and its ERISA Affiliates have no unsatisfied liabilities under Title IV of ERISA.

(q) Except as may be required by COBRA or any similar state Laws (and for which the beneficiary pays the full cost of coverage), no Company Benefit Plan provides medical, health or other welfare benefits or coverage following retirement or other termination of service. Schedule 4.17(q) sets forth a true, complete and correct list of all former employees of the Company and their covered dependents with respect to all qualifying events under COBRA and similar state Laws that occurred prior to the Closing. The Company and all ERISA Affiliates have complied and are in compliance with the requirements of COBRA.

(r) The Company has provided or made available to the Purchaser current true, correct and complete copies of each written confidentiality, intellectual property, non-competition, non-solicitation, or non-disparagement agreement with the Company. To the Company’s Knowledge, no employees, independent contractors or consultants are in breach of any restrictive covenant obligations as a result of providing services to the Company. The Company has not sought to enforce any confidentiality, intellectual property, non-competition, non-solicitation, or non-disparagement agreement covering a former employee of the Company in the last five (5) years. None of the employees or officers of the Company is a party to, or is otherwise bound by, any agreement or arrangement with any Person that limits or adversely affects the performance of his or her duties, the ability of the Company to conduct its business, or his or her freedom to engage in any of the businesses conducted by the Company (including any confidentiality, non-competition or proprietary rights agreements).

(s) Neither the execution and delivery of this Agreement or the Related Documents nor the consummation of the transactions contemplated hereby and thereby will (either alone or in conjunction with any other event) (i) result in, accelerate the vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director, independent contractor or consultant of the Company; or (ii) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code (determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code). No individual has a right to receive from the Company any gross-up payment in respect of Taxes that may be imposed under Section 409A or Section 4999 of the Code.

(t) The Company has not incurred, and could not reasonably be expected to incur, any liability for any Tax, fine or penalty under the Code, ERISA or other applicable Law in connection with the existence or operation of any Company Benefit Plan, and no fact or event exists that could reasonably be expected to give rise to any such liability.

(u) The Company and its ERISA Affiliates have complied with the reporting requirements under Sections 6055 and 6056 of the Code with respect to the Patient Protection and Affordable Care Act of 2010, as amended, and the rules and regulations thereunder. The Company has not, and would not reasonably be expected to be, subject to any penalty under Section 4980H(a) of the Code with respect to any Company Benefit Plan that is a group health plan.

Section 4.18 Permits.

(a) Schedule 4.18(a) contains a true, correct and complete list of all Permits maintained by the Company and the Company has furnished, provided, or made available to the Purchaser true, correct and complete copies of these Permits. The Company has taken all necessary action to maintain each such Permit, to the extent such action was required to be taken prior to the date of this Agreement. The Company has all material Permits necessary for its operations. Such Permits are valid, binding and in full force and effect and no violations are or have been recorded in respect of any thereof, and no Proceeding is pending or, to the Company’s Knowledge, threatened to revoke or limit any thereof. To the Company’s Knowledge, there is no proposed change in any applicable Law which would require the Company to obtain any Permits not set forth on Schedule 4.18(a). Except as set forth on Schedule 4.18(b), none of the Permits required to be set forth on Schedule 4.18(a) shall be adversely affected as a result of the Company’s, the Trustee’s, or the Seller’s respective execution and delivery of, or the performance of its obligations under, this Agreement or the Related Documents party thereto or the consummation of the transactions contemplated hereby. No loss or expiration of any Permit is pending, reasonably foreseeable or, to the Company’s Knowledge, threatened.

(b) Schedule 4.18(b) identifies each material Permit maintained by the Company that requires the consent of or notice to any Governmental Entity or any other party to avoid any breach, default or violation of such Permit in connection with the transactions contemplated by this Agreement or the Related Documents.

Section 4.19 Brokers, Finders and Investment Bankers.

The Company has not, nor has any Affiliate of the Company, employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement or the Related Documents.

Section 4.20 Taxes.

(a) The Company has complied in all material respects with all Laws relating to Taxes. The Company has timely filed (or caused to be timely filed) all Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company has timely paid (or caused to be timely paid) all required Taxes (whether or not shown on any Tax Return) on or prior to the Closing Date. The aggregate unpaid Taxes of the Company do not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Latest Balance Sheet (without regard to any notes thereto). Since the Latest Balance Sheet, the Company has not (i) incurred any Taxes outside the ordinary course of business, (ii) changed a method of accounting for Tax purposes, (iii) entered into any agreement with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax matter, (iv) surrendered any right to a Tax refund, (v) changed an accounting period with respect to Taxes, (vi) filed an amended Tax Return, (vii) changed or revoked any election with respect to Taxes, or (viii) made any Tax election inconsistent with past practices.

(c) The Company has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes (including all sales, use, ad valorem, and value added Taxes and all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, agents, independent contractor, nonresident, creditor, member, manager, stockholder or any other Persons), and timely and properly remitted all withheld Taxes to the appropriate Governmental Entity in accordance with all applicable Laws.

(d) No audits or other legal Proceedings are currently in progress, pending or, to the Company’s Knowledge, threatened with regard to any Tax Return or Taxes of the Company. Neither the Company nor the Seller has received a notice from any Governmental Entity that the Company or the Seller (as a result of its direct or indirect ownership of the Company) is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company or the Seller (as a result of its direct or indirect ownership of the Company) do not file Tax Returns or pay Taxes. The Company does not have unpaid or proposed assessments for Taxes. The Company has not commenced a voluntary disclosure proceeding in any state, local or non-U.S. jurisdiction that has not been fully resolved or settled.

(e) There are no Liens for Taxes upon any of the assets of the Company other than Permitted Liens.

(f) The Company has never been a member of any Affiliated Group. The Company is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability, or otherwise. The Company is not party to any Tax Sharing Agreements (other than Ordinary Course Tax Sharing Agreements). All amounts payable with respect to (or by reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(g) The Company is not subject to a material Tax holiday or Tax incentive or grant in any jurisdiction.

(h) Neither the Seller nor the Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of the Company. No power of attorney granted by the Company with respect to any Taxes is currently in force. The Company has not executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(i) The Company has not engaged in any transaction that could affect the income Tax liability for any period not closed by the statute of limitations that is a “listed transaction” (or a substantially similar transaction) within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the effective dates).

(j) The Company is not required to pay any income Taxes (or to pay any income Taxes on behalf of any of its owners (direct or indirect)) (whether directly, as a result of electing to file composite returns, by means of withholding, or otherwise).

(k) The Company is and since its formation has been properly classified as an S corporation for U.S. federal (and appliable state and local) income tax purposes and no election has been made (or is pending) to change such treatment. No event has occurred (or fact existed) Transactions that would preclude the Company from qualifying as an S corporation under Code Section 1361(a) or which would terminate the Company’s S corporation status. No Governmental Entity has challenged the effectiveness of any of these elections. The Company has no liability for Taxes under Code Section 1363(d) or Code Section 1374 that is or may be payable after the Closing Date.

(l) No stockholder (or former stockholder) of the Company has any right to any distributions with respect to Taxes (or otherwise) from the Company that will survive the Closing.

(m) The Company will not be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S.

Laws); (iii) any prepaid amounts or deferred revenue; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date. The Company does not use the cash method of accounting for income Tax purposes. The Company does not have any “long-term contracts” that are subject to a method of accounting provided for in Section 460 or has any deferred income pursuant to Sections 451, 455 or 456 of the Code or the Treasury Regulation promulgated thereunder (or any corresponding provision of state or local law).

(n) The Company does not own an interest in any Flow-Thru Entity.

(o) Schedule 4.20(q) sets forth a true and complete list of elections that have been made (or are pending) and actions that have been taken (or are pending) by the Company pursuant to Sections 2301-2308 of the CARES Act or Sections 7001-7005 of the Families First Act.

Section 4.21 Privacy and Data Security

(a) The Company has not and no third party that Processes Protected Data for or on behalf of the Company has, experienced any Security Breaches, and the Company has not received any notices or complaints from any Person regarding such a Security Breach. The Company has not, and no third party that Processes Protected Data for or on behalf of the Company has, received any notices, complaints, claims, demands, inquiries or other notices, including a notice of investigation, or any other notices from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements. The Company maintains systems and procedures to receive and effectively respond to complaints and, to the extent required by applicable Privacy and Security Requirements, individual rights requests in connection with the Company’s Processing of Personal Information, and, to the extent required by applicable Privacy and Security Requirements, the Company has complied with all such individual rights requests. The Company does not engage in the sale, as defined by applicable Privacy and Security Requirements, of Personal Information.

(b) The Company is and always has been in material compliance with all Privacy and Security Requirements and has Processed Protected Data in material compliance with all Privacy and Security Requirements and with appropriate disclosures and consents as required to provide the Protected Data to third parties in the course of its business. The Company has valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. The Company has implemented, and all third parties that receive Protected Data from or on behalf of the Company have implemented, reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 4.22 Accounts Receivable and Accounts Payable.

(a) Accounts Receivable. The Company has delivered or made available to the Purchaser a schedule of the accounts receivable of the Company as of immediately prior to the Closing (the “Receivables”) showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is true, correct and complete as of that date. To the Company’s Knowledge, (x) none of the debtors to which the Receivables relate are in or subject to a bankruptcy or insolvency proceeding, and (y) none of the Receivables has been made subject to an assignment for the benefit of creditors. All Receivables that are reflected on the Latest Balance Sheet (net of any reserves shown thereon) (i) are valid, existing and fully collectible in a manner consistent with the Company’s past practice without resort to Proceedings or collection agencies, (ii) represent amounts due for goods sold and delivered or services rendered in the ordinary course of business, and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other Liens. All Receivables are (x) current, and there are no disputes regarding the collectability of any such Receivables and (y) adequately reserved for cancellations and bad debt.

(b) Accounts Payable. The accounts payable of the Company reflected on the Latest Balance Sheet arose from bona fide transactions in the ordinary course of business.

Section 4.23 COVID-19 Measures.

Except as provided on Schedule 4.23, there are no facts that would reasonably be expected to give rise to interruptions or Losses with respect to the Company resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly, including (i) the failure of the Company’s suppliers to timely manufacture, ship or deliver raw materials and goods, (ii) the failure of the Company’s agents and service providers to timely perform services, (iii) any claim of force majeure by the Company, or a counterparty to any Material Contract, (iv) any default under any Material Contract, (v) restrictions on the Company, (vi) reduced hours of operations of the Company, (vii) restrictions on uses of any of the Company’s assets or properties, or (viii) the failure to comply with any COVID-19 Measures.

Section 4.24 COVID-19 Loans.

Schedule 4.24 sets forth a list of each loan, exclusion, forgiveness or other item to which the Company has applied to or received pursuant to any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan, U.S. Small Business Administration Economic Injury Disaster Loan or other United States Small Business Administration loan, or similar funds from federal, state and local Governmental Entity relief programs established in response to the COVID-19 pandemic (each, a “COVID-19 Loan”), including, in each case, the amount thereof (collectively, the “COVID-19 Loan Amount”) and the identity of the financial institution providing such COVID-19 Loan. At the time of submission of the applicable COVID-19 Loan application and at the time such COVID-19 Loan was funded, the Company satisfied all of the applicable criteria for such COVID-19 Loan. The applicable application materials and supporting documentation with respect to each COVID-19 Loan delivered by the Company, to the financial institutions providing such COVID-19 Loan were true and correct in all respects.

Except for the PPP Loan, all COVID-19 Loans have been forgiven in full pursuant to the provisions of the CARES Act. The Company has no outstanding Liability with respect to the COVID-19 Loans (other than the PPP Loan) and there are no facts, conditions, or circumstances that would reasonably be expected to result in any Liability in respect of any COVID-19 Loan (other than the PPP Loan).

Section 4.25 Regulatory Matters.

(a) To the Company’s Knowledge, the Company has conducted its business operations in compliance with the California Insurance Code, California insurance regulations, and other interpretive guidance issued by the California Department of Insurance.

(b) The Company has timely filed, or caused to be timely filed, all material reports, annual statements, documents, registrations, filings, applications or submissions required to be filed by the Company with the California Department of Insurance or any other Governmental Entity in connection with the business conducted by the Company. All such reports, annual statements, documents, registrations, filings, applications and submissions were in compliance in all material respects with the Law when filed or as amended or supplemented and there were no material omissions therefrom, and no material deficiencies have been asserted by the California Department of Insurance or any other Governmental Entity with respect to such reports, annual statements, documents, registrations, filings, applications or submissions that have not been satisfied.

(c) The Company validly holds, all Permits that are required for its business operations and affairs, except where the failure to so own or hold such Permits has not had or would not reasonably be expected to have a Material Adverse Effect. All such Permits are valid and in full force and effect except where the invalidity or failure to be in full force and effect has not had or would not reasonably be expected to have a Material Adverse Effect.

(d) To the extent required by Law, any motor club membership card, brochure, marketing material, or service contract that is used or issued by Company has been approved by the California Department of Insurance or other Governmental Entities in the jurisdictions where issued or have otherwise been filed and not objected to by such authorities within the period provided for objection, except for such failures to comply and such failures to be approved which would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

(e) The Company is not subject to any pending market conduct claim or similar compliance examination by the California Department of Insurance or any other Governmental Entity and to Company’s Knowledge, the Company has not received any notice of any action, or is otherwise not aware of any threatened action, which would reasonably be expected to give rise to a market conduct claim by the California Department of Insurance or any other Governmental Entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

Section 5.1 Organization.

The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2 Authorization.

The Purchaser has full limited liability company power and authority to execute and deliver this Agreement, any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement and the Related Documents (collectively, the “Purchaser Ancillary Documents”) and the other Related Documents to which the Purchaser is or will be a party and to perform its obligations under this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly or will be and validly authorized by all necessary corporate action on the part of the Purchaser. The governing bodies of the Purchaser have approved the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated by this Agreement and the Related Documents. This Agreement and the Related Documents have been or will be duly executed and delivered by the Purchaser, and constitute the valid and binding agreement of the Purchaser, assuming due authorization and execution by the counterparties thereto, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3 Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Related Documents, the consummation of the transactions contemplated by this Agreement and the Related Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Related Documents do not and will not violate or conflict with, constitute a material breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or otherwise require any action, consent approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the governing documents of the Purchaser, (b) any Contract to which the Purchaser is or will be a party, (c) any Order to which the Purchaser is or will be a party or by which the Purchaser or any of its properties is or will be bound or (d) any Permit, Law or arbitration award of any Governmental Entity or agency applicable to the Purchaser, that in any case would be reasonably likely to prevent or materially delay the performance by the Purchaser of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 5.4 Brokers, Finders and Investment Bankers.

Neither the Purchaser, nor any officers, directors nor employees of the Purchaser nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement or the Related Documents.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1 Public Announcements.

Following the Closing, the Purchaser, the Trustees and the Seller shall consult with one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, members, or the general public and shall use commercially reasonable efforts to agree upon the text of any such announcement prior to its release; provided that the Purchaser shall be permitted to distribute an announcement containing the general terms of such transaction to their respective Affiliates, the limited partners of such Affiliates, if any, and prospective limited partners of such Affiliates, so long as such parties agree to keep such items confidential. For the avoidance of doubt, nothing contained in this Section 6.1 shall prevent any party from disclosing or describing this Agreement or the transactions contemplated herein to their counsel, accountants and other advisors on an as-needed basis so long as such Persons agree to keep such items confidential.

Section 6.2 ESOP Opinion and Termination/Wind-Up.

(a) The Seller shall obtain an opinion from an independent financial advisor, dated as of the Closing Date (the “ESOP Opinion”), which ESOP Opinion provides that (i) the consideration payable to the Seller in accordance with this Agreement is not less than “adequate consideration” (as that term is defined in Section 3(18) of ERISA and interpreted by the U.S. Department of Labor) and (ii) this Agreement and the transactions contemplated by this Agreement, taken as a whole, are fair to the Seller from a financial point of view.

(b) Prior to the Closing Date, the Company’s board of directors shall have adopted resolutions, which board resolutions may be contingent upon the consummation of the Closing, that provide for (i) the termination of the Seller effective immediately prior to the Closing or upon a date determined by the Purchaser after the Closing, such that no further contributions will be made to the Seller, (ii) one hundred percent (100%) vesting of all participants under the Seller (the “ESOP Termination Resolution”), and (iii) as soon as administratively feasible following the Closing Date, the Trustees shall distribute from the Seller up to 85% of the value each participant in the Seller received in exchange for each of the Target Equity Interests in his or her account in the Seller on the Closing Date. Such distribution will be made in a single cash lump sum (with or without consent), provided that each participant who receives a distribution shall be permitted to elect a direct rollover to another qualified plan or individual retirement account.

(c) Notwithstanding the termination, the Seller will be maintained until the Seller accounts of all participants have been fully distributed. The Company shall prepare and file, within sixty (60) days after the Closing Date, the Form 5310 application with the IRS to terminate the Seller. Following the final determination as to the retention or payment of any amount of the Purchase Price Adjustment Amount and receipt of a favorable determination letter from the IRS on the termination of the Seller, all of the remaining assets of the Seller shall be distributed to the participants in the Seller.

(d) Following the Closing, all expenses related to the Seller shall be paid by the Seller, including all costs to complete the termination of the Seller and distribution of all Seller balances to the Seller’s participants and beneficiaries (collectively, the “Seller Expenses”).

Section 6.3 Confidentiality.

(a) At Closing, the obligations of Purchaser and its Affiliates under the Confidentiality Agreement shall terminate with respect to information relating solely to the Company.

(b) The Seller and the Trustees shall not, and shall cause their respective Affiliates, employees, agents and Representatives not to, reveal or disclose to any Person any Confidential Information concerning the business or affairs of Purchaser and its Affiliates that it may have acquired from any Person in the course of pursuing the transactions contemplated hereby without the prior written consent of Purchaser.

(c) The Seller and the Trustees will not, and shall cause their respective Affiliates, employees, officers, directors, managers, agents and Representatives not to, disclose to any Person any Confidential Information concerning the Company that the Company, the Seller or its respective Subsidiaries, employees, agents or Representatives acquired prior to the Closing during their operation of the Company.

Section 6.4 Further Assurances.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 6.5 General Release.

(a) The Seller and the Trustees, on behalf of such Person and such Person’s successors, assigns, next of kin, representatives, administrators, executors, agents and any other person or entity claiming by, through, or under any of the foregoing, do hereby unconditionally and irrevocably release, waive and forever discharge the Purchaser and the Company (collectively, the “Released Party”), and their respective affiliates and each of their past and present directors, managers, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers and subsidiaries (the “Released Party Affiliates”), from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing Date, including without limitation, any and all arising out of or relating to any contract, agreement or other arrangement (whether verbal or written) entered into or established on or prior to the Closing Date, in all cases whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing Date; provided, however, notwithstanding the foregoing, nothing in this Agreement shall release, discharge or waive any rights of the Seller or the Trustees under this Agreement or any Related Document. The Seller and the Trustees understand that this is a full and final general release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Party.

(b) Notwithstanding Section 6.5(a), the Released Party and the Released Party Affiliates shall remain liable to the Seller with respect to the liabilities and obligations, if any, arising pursuant to this Agreement or any other Related Document, to the extent in favor of the Seller.

(c) The Seller and the Trustees acknowledge and agree that the terms and provisions of this Section 6.5 have been a material inducement to the Released Party consummate the transactions contemplated by this Agreement and that the Released Party has relied upon this Section 6.5 in consummating such transactions.

Section 6.6 D&O Policy.

The Company shall elect the three-year extended reporting option under the existing D&O Policy.

Section 6.7 [Reserved].

Section 6.8 Covid-19 Loans.

(a) Prior to the Closing, the Company and the Seller shall use their respective best efforts to obtain forgiveness in full of the PPP Loan, and upon receipt thereof, shall provide the Purchaser with evidence thereof.

(b) During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall cause each COVID-19 Loan to comply in all respects with applicable Law including the requirements of the CARES Act, including that (a) any PPP Loan shall continue to constitute a “covered loan” under, and as defined in, Section 1102 of the CARES Act, (b) the proceeds of any PPP Loan shall be used only for the purposes permitted under Section 1102 of the CARES Act, and (c) the Company shall use commercially reasonable efforts to comply with Sections 1102 and 1106 of the CARES Act to obtain forgiveness of any PPP Loan to the extent provided thereunder. The Company shall notify the Purchaser of any notice or communication from a Governmental Entity, including the United States Small Business Administration or the lender of any COVID-19 Loan within one (1) Business Day of receipt of such notice or communication and shall promptly respond to the Purchaser upon receipt of any requests for additional information or status updates with respect to any COVID-19 Loan.

Section 6.9 Conduct of the Business Prior to the Closing Date.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except with the prior written consent of the Purchaser, which shall not be unreasonably withheld, delayed or conditioned and except in the event that such action is required by Law, in which case the prior written consent of the Purchaser shall not be required, but prior to such action being taken, the Company shall provide written notice of such action in reasonable detail to the Purchaser, the Company shall, and the Seller and the Trustees shall cause the Company to:

(i) conduct the operations of the Company in the ordinary course of business (including the collection of the Receivables and the payment of accounts payable) and use best efforts to preserve intact its business organization, keep available the services of officers, employees, consultants and independent contractors, and maintain satisfactory relationships with suppliers, customers and others having business relationships with the Company;

(ii) maintain the assets of the Company in customary repair, order and condition, maintain insurance reasonably comparable to that in effect on the Latest Balance Sheet Date, replace in accordance with past practice inoperable or worn out assets with modern assets of comparable quality, invest in capital expenditures in accordance with the Company’s annual budget and past practices and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date for which the Company is insured or the condemnation of any assets or properties, either repair or replace such assets or property or, if the Purchaser agrees, cause the Company to retain such insurance or condemnation proceeds;

(iii) pay all Taxes when they become due and payable;

(iv) maintain in good standing all Permits held by the Company on a timely basis;

(v) within thirty (30) days after the end of each calendar month beginning with the calendar month ending after the date hereof, furnish to the Purchaser the Latest Balance Sheet, and the related unaudited statements of operations and other comprehensive income, statements of stockholders’ equity, and statements of cash flows for the period then ended; or

(vi) without undue disruption of its business, give the Purchaser and its representatives reasonable access upon reasonable notice and during times mutually convenient to the Purchaser and senior management of the Company to the facilities, properties, employees, books, and records (including financial, technical and operating data and other information) of the Company as from time to time may be reasonably requested.

(b) During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, delayed or conditioned and except as set forth on Schedule 6.10(b) or in the event such action is required by Law, in which case the prior written consent of the Purchaser shall not be required, but prior to such action being taken, the Company shall provide written notice of such action in reasonable detail to the Purchaser, the Company shall not, and the Seller shall cause the Company not to:

(i) permit or cause any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(ii) permit or cause any damage, destruction, loss or casualty to property or assets of the Company in excess of $15,000, whether or not covered by insurance;

(iii) permit or cause any sale, transfer, license, pledge, mortgage or other disposition of tangible or intangible assets by the Company outside the ordinary course of business consistent with past practice;

(iv) permit or cause any subjection of any asset of the Company to, or agreement to subject any asset of the Company to, any Lien;

(v) permit or cause any change to or agreement to change the authorized or issued Equity Interests of the Company (including by way of a split, combination, reclassification or modification of the terms of any Equity Interests) or any granting, issuance, sale, delivery, pledge encumbrance, transfer or agreement to issue, sell, deliver, pledge, encumber or transfer any Equity Interests or grant or issue any option, purchase right, convertible stock or registration right in respect of such Equity Interests;

(vi) permit or cause any declaration, setting aside, payment of any distribution in respect of any of the Equity Interests of the Company, or payment or other consideration of any kind to any Affiliate of the Company, other than guaranteed payments, salary and ordinary course reimbursements;

(vii) permit or cause any incurrence by the Company of, or commitment by the Company to incur or otherwise become liable in respect of, any Indebtedness, other than borrowings in the ordinary course of business, including purchase money security interests, mechanics’ liens, equipment financing and ordinary course trade payables;

(viii) permit or cause cancellation or compromise or agreement to cancel or compromise any Indebtedness owed to the Company or written claim of the Company;

(ix) permit or cause any transfer or grant of any license under any Intellectual Property owned or used by the Company;

(x) permit or cause any waiver of any other rights held by the Company other than in the ordinary course of business consistent with past practice;

(xi) permit or cause any acquisition of real property or undertaking or commitment to undertake Capital Expenditures exceeding $10,000 in the aggregate;

(xii) except as required by any Company Benefit Plan or Contract, permit or cause any grant of any increase in or acceleration of payment of the compensation or benefits of any of the employees, consultants, independent contractors or Leased Workers of the Company, or entry into any employment, consulting, independent contractor, or staffing, sale bonus, stay bonus, profit sharing, incentive, severance Contract or collective bargaining agreement for the benefit of any such employee, consultant, independent contractor or Leased Worker;

(xiii) permit or cause any hire or termination (other than for cause) of any senior level employee or officer of the Company;

(xiv) permit or cause any material change or agreement to make any material change in the customary methods of financial accounting or financial accounting practices of the Company;

(xv) permit or cause any settlement of, or agreement to settle, any Proceeding;

(xvi) permit or cause any violation of, or failure by the Company to comply, in all material respects, with any Law, Order or other requirements imposed by any Governmental Entity;

(xvii) permit or cause any failure to maintain in full force and effect insurance policies for property damage, casualty, general commercial liability or workers’ compensation;

(xviii) permit or cause any entrance into, extension, modification, termination or renewal of any Material Contract or Permit, as applicable, except in the ordinary course of business;

(xix) make a material change in the manner in which the it generally extends discounts or credits to customers;

(xx) lease or acquire any real property;

(xxi) enter into any Contract that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons;

(xxii) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxiii) enter into any new line of business or discontinue any line of business or any material business operations;

(xxiv) dispose or disclose to any Person not bound by an obligation of confidentiality, secrecy or nondisclosure to the Company, any Confidential Information;

(xxv) take any action which would adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement and any Related Document;

(xxvi) amend or modify the Company’s organization documents;

(xxvii) intentionally take any action which would require disclosure under this Section 6.9(b); or

(xxviii) enter into any agreement, authorization or commitment (either orally or in writing) for the Company to take any of the actions specified in this Section 6.9(b).

(c) Notwithstanding anything to the contrary contained in this Section 6.9, prior to the Closing, the Company may (i) distribute to the Seller an amount of cash and the investments set forth on Schedule 6.9(c) as agreed by the Purchaser, provided, however, that in no event shall such action result in the Company having less than $300,000 of Cash at the Closing and (ii) without the Purchaser’s prior written consent, request and obtain forgiveness of the outstanding PPP Loan in accordance with the terms of the PPP Loan and applicable law.

Section 6.10 Access to Information.

Until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall allow the Purchaser and its agents and representatives reasonable access during normal business hours upon reasonable notice to the books, records, facilities, representatives and executive officers of the Company.

Section 6.11 No Solicitation.

From the date hereof until the earlier of the Closing Date of the termination of this Agreement in accordance with the terms hereof, each of the Company, the Trustees and the Seller shall not, and each of them shall direct each of their respective Affiliates, officers, directors, senior executive employees, representatives, consultants, financial advisors, attorneys, accountants, investment bankers, and other agents of such Persons to not, take any action, directly or indirectly, to solicit, initiate or facilitate the making of any Acquisition Proposal for the Company or engage in discussions and negotiations with, or provide any information to or enter into any agreement with any Person (other than the Purchaser and/or its direct or indirect Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financial sources, attorneys, accountants and other agents) with respect thereto. From the date hereof until the earlier of the Closing Date or termination of this Agreement in accordance with the terms hereof, each of the Company, the Trustees and the Seller shall and shall direct each of their respective officers, directors, senior executive employees, representatives, consultants, financial advisors, attorneys, accountants, investment bankers, and other agents of such Persons to, immediately cease and cause to be terminated all existing discussions, negotiations, and other communications with any Person conducted heretofore with respect to any Acquisition Proposal for the Company; provided that the

Company, the Trustees, and the Seller shall be responsible for the failure of any of their respective Affiliates, officers, directors, senior executive employees, representatives, consultants, financial advisors, attorneys, accountants, investment bankers, and other agents of such Persons to comply with the provisions of this Section 6.11.

Section 6.12 Notification.

During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, each of the Seller, the Trustees and the Company shall promptly notify the Purchaser in writing if it becomes aware of (i) any event, fact or condition that first occurs or first exists after the date hereof but prior to the Closing that would cause or constitute a material breach of any of the representations or warranties set forth in Article III or Article IV had any such representation or warranty been made as of the time of the occurrence or inception of existence of such event, fact or condition and (ii) any failure on the part of the Company or the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company or the Seller hereunder. In no event shall such notification be deemed to cure such event, fact, condition or failure for any purpose.

Section 6.13 Satisfaction of Conditions Precedent.

The Company and the Seller will use their best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8.4, and they will use their best efforts to cause the transactions contemplated by this Agreement to be consummated.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns.

(a) The Purchaser shall prepare (or cause the Company to prepare) each Tax Return for the Company for any Pre-Closing Tax Period that is due after the Closing Date (each a “Pre-Closing Tax Return”). To the extent that a Pre-Closing Tax Return relates solely to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods unless otherwise required by Law. Each Pre-Closing Tax Return prepared by the Purchaser shall be submitted to the Seller for the Seller’s review and comment at least thirty (30) days in the case of any income Tax Returns, and within a reasonable time period in the case of other Tax Returns prior to the due date of the Tax Return. No failure or delay of the Purchaser in providing a Pre-Closing Tax Return for the Seller to review shall reduce or otherwise affect the obligations or liabilities of the Seller pursuant to this Agreement.

(b) Notwithstanding any other provision of this Section 7.1, the Seller, at its sole cost and expense, shall be solely responsible for filing all Tax Returns required to be filed by the Seller and paying all of the Taxes due and owing by the Seller (including to the extent attributable to income of the Company that flows up to the Seller).

Section 7.2 Tax Cooperation.

The Seller (on the one hand) and the Purchaser (on the other hand) shall (i) assist Company in the preparation and timely filing of any Tax Return (including any claim for a Tax refund), (ii) assist with any audit or other Proceeding with respect to Taxes or Tax Return(s), (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns, (iv) provide any information necessary or reasonably requested to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

Section 7.3 Transfer Taxes.

All excise, ad valorem, value added, registration, stamp, recording, documentary, conveyance, franchise, property, transfer, gains and similar Taxes, levies, charges and fees incurred in connection with or arising out of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), shall be borne equally by the Purchaser on the one hand, and the Seller on the other hand. Each Tax Return required to be filed with respect to any Transfer Tax shall be timely filed by the party customarily responsible for filing under local law with the reasonable cooperation of the other party as necessary.

Section 7.4 Apportionment of Taxes.

For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period (or the portion of any Straddle Period ending on or prior to the Closing Date), the parties agree as follows:

(a) In the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(b) In the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) to the extent relating to a Tax for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(c) In the case of Taxes imposed as a result of income of any Flow-Thru Entity realized prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), such Taxes shall be treated as Taxes of the Company for a Pre-Closing Tax Period.

(d) In the case of Taxes imposed with respect to the payment of any Transaction Expenses (including any employment Taxes), such Taxes shall be treated as Taxes for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date).

(e) In the case of all other Taxes for a Straddle Period (including income Taxes, employment Taxes not covered by (d), and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this clause (e), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (a) for periodic Taxes.

Section 7.5 Tax Contests.

(a) If any Governmental Entity issues to the Company (i) a written notice of its intent to audit or conduct another legal Proceeding with respect to Taxes of the Company any Pre-Closing Tax Period or (ii) a written notice of deficiency for Taxes for any Pre-Closing Tax Period (a “Tax Claim”), the Purchaser shall notify the Seller of its receipt of such communication from the Governmental Entity within thirty (30) days of receipt. No failure or delay of the Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Seller pursuant to this Agreement.

(b) The Purchaser shall control any audit or other legal Proceeding in respect of any Tax Return or Taxes of the Company (a “Tax Contest”); provided, however, that (A) the Seller, at the Seller’s sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period; (B) the Purchaser shall not allow the Company to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Indemnified Taxes without the permission of the Seller (which will not be unreasonably withheld, delayed, or conditioned).

(c) Notwithstanding the foregoing, the Seller shall control any Tax Contest relating to a Pre-Closing Tax Return, provided (A) the Seller shall keep the Purchaser reasonably informed regarding the status of such Tax Contest; (B) the Seller shall conduct the Tax Contest diligently and in good faith; (C) the Purchaser shall have the right, at the Purchaser’s sole cost and expense, to participate in such Tax Contest; (D) the Seller shall not settle, resolve, or abandon the Tax Contest (or any portion thereof) without the prior written consent of the Purchaser (which will not be unreasonably withheld, delayed, or conditioned); and (E) the Seller shall bear all costs and expenses of the Seller and the Company in controlling such Tax Contest.

Section 7.6 Section 280G.

Prior to the Closing Date, the Company shall use reasonable best efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver of any payments or benefits that might otherwise reasonably result in the payment or provision of “parachute payments” (as defined in Section 280G(b)(2) of the Code) or that might be subject to an excise Tax under Section 4999 of the Code, such that after giving effect to all waivers, the Seller, the Company, and the Purchaser have not made or provided, nor are required to make or provide, any payments or benefits that would not be deductible under Section 280G of the Code or that would be subject to an excise Tax under Section 4999 of the Code (the payments and benefits waived (which, for the avoidance of doubt, shall be, with respect to any individual, the amounts in excess of 299% of such individual’s “base amount” (as defined in Section 280G(b)(3) of the Code)) shall be collectively referred to as the “Section 280G Waived Payments”). At least five days prior to the Closing Date, the Seller and the Company shall submit, accompanied by adequate disclosure, for shareholder approval all Section 280G Waived Payments in accordance with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder with the purpose of determining the right of each “disqualified individual” to receive the Section 280G Waived Payments by rendering the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and benefits provided by the Seller or the Company to those individuals who have executed a waiver pursuant to this Section 7.6 that, in the absence of such waiver, might otherwise reasonably result in the provision of any payments or benefits that would be a “parachute payment” under Section 280G of the Code. The Seller shall provide to the Purchaser, no later than five (5) days prior to obtaining the waivers, (i) drafts of any waivers, disclosure documents, shareholder consent forms and other relevant documents relating to the waiver and vote prepared by the Seller or the Company in connection with this Section 7.6 and (ii) reasonable documentation regarding the determination of the Section 280G Waived Payments. Seller and the Company, as applicable, shall incorporate any comments made by the Purchaser prior to obtaining the waivers and soliciting the vote.

ARTICLE VIII

CLOSING

Section 8.1 Closing.

The consummation of the transactions contemplated by this Agreement are referred to in this Agreement as the “Closing.” The “Closing Date” shall be on the date on which the Closing is consummated, or on such other date as the parties may agree. The Closing will take place by means of electronic transmission (including .pdf files) following satisfaction or waiver of the conditions set forth in Section 8.4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction thereof at the Closing) as specified by the Purchaser three (3) to seven (7) days in advance or such other time, date and place as the parties may agree.

Section 8.2 Deliveries by the Company, the Trustee, and the Seller.

At the Closing, the Company, the Trustees, and the Seller, as applicable, shall deliver or cause to be delivered to Purchaser, in form and substance satisfactory to the Purchaser:

(a) duly executed copies of all consents and approvals (including those consents and approvals set forth on Schedule 8.2(a)), that are required for consummation of the transactions contemplated by this Agreement and the Related Documents;

(b) true, correct and complete invoices reflecting all Transaction Expenses;

(c) payoff letters (in form and substance reasonably satisfactory to the Purchaser and its counsel) with respect to such Indebtedness and satisfactory evidence that all Liens affecting the Company have been released (including evidence of the settlement of the ESOP Loan, such that, immediately prior to the Closing, the ESOP Loan is paid in full and cancelled);

(d) a certificate from the Company, dated as of the Closing Date, signed by the Secretary of the Company, (i) certifying as to (A) the Company’s organizational documents and (B) the resolutions of the stockholders, board of directors, board of managers or comparable governing body of the Company authorizing the execution, delivery and performance by the Company of this Agreement and the Related Documents to which it is a party and the transactions contemplated hereby and thereby, and (ii) attaching a certificate of the Secretary of State (or other applicable office) for each state in which the Company is organized and qualified to do business, dated as of a date not more than ten (10) Business Days prior to the Closing Date, certifying as to the good standing of the Company;

(e) duly completed and executed Internal Revenue Service Form W-9s from the Seller certifying that such Seller is a “U.S. person” and is not subject to United States backup withholding;

(f) evidence of the termination of those Contracts set forth on Schedule 8.2(f);

(g) to the extent certificated, certificates and stock powers evidencing all of the issued and outstanding Equity Interests of the Company;

(h) evidence that the Company has elected the three year extended reporting option under the existing D&O Policy and that the premium for that option has been fully paid;

(i) written resignations, in form and substance acceptable to the Purchaser, of the directors of the Company designated by Purchaser prior to the Closing Date;

(j) evidence from the U.S. Small Business Administration evidencing that the PPP Loan has been forgiven in full;

(k) a certificate, dated as of the Closing Date and signed by the Trustee, in a form and containing contents acceptable to the Purchaser, certifying, among other things, that the Trustees have determined that (i) this Agreement and the transactions contemplated thereby are prudent and in the best interest of the Seller and its participants and their beneficiaries and (ii) this Agreement and the transactions contemplated thereby do not and will not result in a nonexempt prohibited transaction under Code Section 4975 or ERISA Section 406;

(l) a copy of the duly executed ESOP Opinion, in a form acceptable to the Purchaser;

(m) a copy of the ESOP Termination Resolution, in a form acceptable to the Purchaser;

(n) executed employment or consulting agreements entered into by and between the Company and each of the Key Employees, in each case, as approved in writing by the Purchaser;

(o) evidence that the Company has properly withdrawn from all Pension Plans and that there is no outstanding Liability with respect to any Pension Plan; and

(p) all other documents required to be entered into by the Company pursuant to this Agreement or reasonably requested by the Purchaser to convey the Target Equity Interests to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement.

Section 8.3 Deliveries by the Purchaser.

At the Closing, the Purchaser (as applicable) shall deliver or cause to be delivered to the Seller:

(a) the Estimated Closing Payment pursuant to Section 2.3; and

(b) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or the Purchaser Ancillary Documents or otherwise reasonably requested by the Seller to consummate the transactions contemplated by this Agreement.

Section 8.4 Conditions to the Purchaser’s Obligation to Close.

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in writing exclusively by the Purchaser:

(a) No Law or Order. No temporary restraining Order, preliminary or permanent injunction or other Order issued by, enacted or enforced by any court of competent jurisdiction or other Governmental Entity, preventing the consummation of the transactions contemplated by this Agreement shall have been issued or threatened or be in effect; nor shall there be any action taken, or any statute, rule, executive order, decree, regulation, Law or Order enacted, entered, enforced, threatened or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal or prevents the transactions contemplated hereby.

(b) Performance of Obligations of the Company and Seller. The Company and the Seller, as applicable, shall have performed and complied with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Representations and Warranties. The representations and warranties set forth in Article III and Article IV shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, effect, event, occurrence, circumstance, condition, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Certificate. The Purchaser shall have received a certificate, in form and substance reasonably acceptable to the Purchaser, dated the Closing Date, signed by an executive officer of the Company and the Seller, to the effect that the conditions set forth in Section 8.4(b), Section 8.4(c), and Section 8.4(d) have been satisfied.

(f) Deliverables. At or prior to the Closing, the Company and the Seller shall have delivered those items specified in Section 8.2.

(g) CA Department of Insurance Approval. The Purchaser shall have received all required approvals from the California Department of Insurance.

Section 8.5 Conditions to the Company’s and the Seller’s Obligation to Close.

The obligations of the Company and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in writing exclusively by the Seller:

(a) No Law or Order. No temporary restraining Order, preliminary or permanent injunction or other Order issued by, enacted or enforced by any court of competent jurisdiction or other Governmental Entity, preventing the consummation of the transactions contemplated by this Agreement shall have been issued or threatened or be in effect; nor shall there be any action taken, or any statute, rule, executive order, decree, regulation, Law or Order enacted, entered, enforced, threatened or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal or prevents the transactions contemplated hereby.

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed and complied with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Representations and Warranties. The representations and warranties set forth in Article V shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date.

(d) Certificate. The Company shall have received a certificate, in form and substance reasonably acceptable to the Company, dated the Closing Date, signed by an executive officer of the Purchaser to the effect that the conditions set forth in Section 8.5(b) and Section 8.5(c) have been satisfied.

(e) Deliverables. At or prior to the Closing, the Purchaser shall have delivered those items specified in Section 8.3.

(f) The Seller shall have received the ESOP Opinion from an independent financial advisor, dated as of the Closing Date stating that (i) the consideration payable to the Seller in accordance with this Agreement is not less than “adequate consideration” (as that term is defined in Section 3(18) of ERISA and interpreted by the U.S. Department of Labor) and (ii) this Agreement and the transactions contemplated by this Agreement, taken as a whole, are fair to the Seller from a financial point of view.

(g) Minimum Cash. At the Closing, the Company shall provide to the Purchaser evidence reasonably acceptable to the Purchaser that, immediately after the Closing, the Company shall have in its bank accounts at least $300,000 of Cash.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification Generally.

(a) By the Seller in Favor of the Purchaser Indemnified Parties. From and after the Closing, the Seller, subject to the provisions and limitations set forth in this Article IX, agrees to indemnify, defend and hold harmless each member of the Purchaser Indemnified Parties for any and all Losses they may suffer, sustain or incur arising from, in connection with, or as a result of the following (without duplication):

(i) the inaccuracy or breach of any representation or warranty of the Company and/or the Seller contained in Articles III and/or IV of this Agreement;

(ii) the breach of any agreement or covenant of the Company, the Trustee and/or the Seller contained in this Agreement;

(iii) any Losses incurred in respect of the submission, receipt or use of any COVID-19 Loan;

(iv) any Indebtedness not (x) otherwise paid prior to the Closing Date, (y) deducted in connection with the calculation of the Purchase Price, or (z) taken into account separately in the calculation of Working Capital;

(v) any Transaction Expenses not (x) otherwise paid prior to the Closing Date, (y) deducted in connection with the calculation of the Purchase Price, or (z) taken into account separately in the calculation of Working Capital;

(vi) any Indemnified Taxes;

(vii) any unpaid Seller Expenses; and

(viii) any Liability related to any Pension Plan sponsored, maintained, administered, or contributed to by the Company and its ERISA Affiliates.

(b) By Purchaser in Favor of the Seller Indemnified Parties. From and after the Closing, Purchaser agrees, subject to the provisions and limitations set forth in this Article IX, to indemnify, defend and hold harmless each member of the Seller Indemnified Parties for any and all Losses they may suffer, sustain or incur arising from, in connection with, or as a result of the following (without duplication):

(i) the inaccuracy or breach of any representation or warranty of the Purchaser; and

(ii) the breach of any agreement or covenant of the Purchaser contained in this Agreement.

Section 9.2 Limitations on Indemnification.

(a) Indemnity Cap and Threshold for the Seller. The sum of all Losses pursuant to which the Purchaser Indemnified Parties may be entitled to indemnification pursuant to Section 9.1(a) shall not exceed, in the aggregate, the then remaining amount of the Purchase Price Adjustment Amount (after any reduction thereof in accordance with Section 2.4(a)) (the “Cap”). The Purchaser Indemnified Parties shall not have the right to be indemnified pursuant to Section 9.1(a)(i) unless and until the Purchaser Indemnified Parties have incurred on a cumulative basis aggregate Losses in an amount exceeding $50,000 (the “Indemnity Threshold”) in which event the right to be indemnified shall apply to all Losses in excess of the Indemnity Threshold.

(b) Indemnity Cap and Threshold for the Purchaser. The sum of all Losses pursuant to which indemnification is payable by the Purchaser pursuant to Section 9.1(b) shall not exceed, in the aggregate, the Cap. The Seller Indemnified Parties shall not have the right to be indemnified pursuant to Section 9.1(b)(i) unless and until the Seller Indemnified Parties have incurred on a cumulative basis aggregate Losses in an amount exceeding the Indemnity Threshold, in which event the right to be indemnified shall apply to all Losses in excess of the Indemnity Threshold.

(c) Calculation of Losses. Notwithstanding anything to the contrary set forth herein, solely for the purposes of Section 9.1 in determining the amount of Losses suffered by the Seller Indemnified Parties or the Purchaser Indemnified Parties related to, and whether there has occurred, a breach of any representation, warranty, agreement, or covenant in this Agreement, the representations and warranties set forth in this Agreement and any such applicable agreement or covenant contained in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect,” or similar qualifications set forth therein.

Section 9.3 Assertion of Claims; Payment of Claims; Order of Recovery.

(a) No claim shall be brought under Section 9.1 unless the Indemnified Persons, or any of them, at any time on or prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (ii) written notice pursuant to Section 9.4 of any Third Party Claim, the existence of which would give rise to such a claim (such notice a “Claim Notice”). Upon providing a Claim Notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence Proceedings for the enforcement of their rights under Section 9.1. The Purchaser Indemnified Parties’ rights to indemnification under this Article IX include, without limitation, the right to be paid and reimbursed from the Purchase Price Adjustment Amount for all Losses, whether or not arising due to Third Party Claims.

(b) Subject to Section 9.3(c), upon a final determination of Liability under this Article IX, the Indemnifying Persons shall (x) pay the Indemnified Persons the amount so determined (in the case of claims by Seller Indemnified Parties) or (y) agree to reduce the Purchase Price Adjustment Amount payable to the Seller (in the case of claims by the Purchaser Indemnified

Parties) within five (5) Business Days after the date of determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Persons shall nevertheless pay when due such portion or agree to reduce the Purchase Price Adjustment Amount as to such portion, if any, of the obligation as shall not be subject to dispute.

(c) With respect to any obligation of the Seller to indemnify the Purchaser Indemnified Parties for Losses hereunder, the Purchaser Indemnified Parties shall be satisfied solely from, and the Purchaser Indemnified Parties shall have recourse solely to, the Purchase Price Adjustment Amount, to the extent available.

Section 9.4 Notice of Third-Party Claims.

The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of Liability by a third party (other than the Seller, the Company, the Purchaser or any of its respective Affiliates) against or involving an Indemnified Person (each, a “Third Party Claim”) shall be subject to the terms and conditions of this Section 9.4. The Indemnified Persons shall give prompt written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying the Indemnifying Persons shall relieve the Indemnifying Persons from any Liability hereunder, unless (and then solely to the extent) such Indemnifying Persons are prejudiced or damaged in any manner by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim. In the case of any conflict between this Section 9.4 and Section 7.5, the provisions of Section 7.5 shall control.

Section 9.5 Survival; Release of Purchase Price Adjustment Amount.

(a) The representations and warranties of the Company, the Seller and the Purchaser contained in this Agreement shall survive until December 31, 2022. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date pursuant to their terms. The date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.” In the event that a Claim Notice is delivered in good faith prior to the applicable Survival Date, the underlying claim shall survive indefinitely until mutually agreed upon by the parties or finally determined pursuant to a nonappealable judgment.

(b) Subject to the Purchaser’s setoff rights in Section 2.4(a), within five Business Days following December 31, 2022 (the “Release Date”), the Purchaser shall pay by wire transfer of immediately available funds to an account designated in writing by the Seller the remaining amount of the Purchase Price Adjustment Amount; provided that, if there are any claims for indemnification pending under Section 9.1(a) (each such claim, a “Purchaser Indemnity Claim”), then the aggregate amount, up to the amount of the Purchase Price Adjustment Amount then remaining, that the Purchaser reasonably estimates in good faith would be sufficient to satisfy each Purchaser Indemnity Claim (the “Claim Reserve Amount”) shall, to the extent the Seller receives from the Purchaser an indemnification claim in accordance with Section 9.3 at or prior to

11:59 p.m. New York City time on December 31, reduce any payment of the remaining amount of the Purchase Price Adjustment Amount (but not below $0), and no portion of the Claim Reserve Amount shall be paid to the Seller until the resolution of such Purchaser Indemnity Claims in accordance with Section 9.3 (an “Purchaser Indemnity Claim Resolution”). Following the Release Date, upon a Purchaser Indemnity Claim Resolution being made with respect to a Purchaser Indemnity Claim pursuant to which the Individual Claim Amount is determined, then within five Business Days after the date of any Purchaser Indemnity Claim Resolution, the Purchaser shall pay to the Seller the remaining Claim Reserve Amount held in reserve in respect of such Purchaser Indemnity Claim, if any. For purposes of this Agreement “Individual Claim Amount” shall mean, with respect to a Purchaser Indemnity Claim, the amount required to satisfy such Purchaser Indemnity Claim pursuant to a Purchaser Indemnity Claim Resolution.

Section 9.6 Effect of Investigation.

Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement which have been or are made in favor of such party. The representations, warranties and covenants of the Company and the Seller, and the Purchaser Indemnified Parties’ right to indemnification with respect hereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser Indemnified Parties (including by any of their Representatives) or by reason of the fact that any Purchaser Indemnified Party knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Purchaser Indemnified Parties’ waiver of any condition set forth in Article VIII.

Section 9.7 Exclusive Remedy.

From and after the Closing, the rights of the parties hereto and any other Indemnified Persons to indemnification or remedies relating to breaches of this Agreement shall be strictly limited to those contained in this Article IX and Section 2.4, and such indemnification rights shall be the sole and exclusive remedies of the parties hereto and the Indemnified Parties subsequent to the Closing Date with respect to breaches of this Agreement, excluding fraud and excluding any injunctive relief provided for herein. To the maximum extent permitted by Law and except as otherwise provided herein, the parties hereto and the Indemnified Parties hereby waive all other rights and remedies with respect to any matter arising after Closing in any way relating to breaches of this Agreement, whether under common law, in equity or otherwise. The provisions of this Section 9.7 shall not apply to the extent equitable relief or specific performance is sought by a party.

Section 9.8 Purchase Price Adjustment.

The parties hereto agree that any indemnity payment made under this Agreement shall, to the extent permitted by Law, be treated by the parties hereto as an adjustment to the Purchase Price.

ARTICLE X

TERMINATION

Section 10.1 Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Seller and the Purchaser;

(b) by either the Seller or the Purchaser, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued, adopted or enacted a non-appealable final Order or Law having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c) by the Seller or the Purchaser, by giving written notice to the non-terminating party, if the Closing shall not have occurred on or before the date that is six months after the date hereof (unless the failure of the Closing to have occurred results primarily from a breach by the terminating party of any representation, warranty, or covenant of the Purchaser, in the event the Purchaser is the terminating party, or of the Company, or the Seller, in the event the Seller is the terminating party);

(d) by the Purchaser if the Company, the Trustees or the Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, such that the conditions set forth in Section 8.4 would not be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Company, the Trustees or the Seller, as the case may be, of written notice of such breach from the Purchaser; or

(e) by the Seller if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, such that the conditions set forth in Section 8.5 would not be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Purchaser of written notice of such breach from the Seller.

Section 10.2 Procedure Upon Termination; Effect of Termination.

(a) In the event of termination and abandonment by any party pursuant to Section 10.1 of this Agreement, written notice thereof shall forthwith be given to the other party or parties hereto, and this Agreement shall terminate, and the transactions contemplated by this Agreement and the Related Agreements shall be abandoned, without further action by any party hereto.

(b) In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except for this Section 10.2, Section 6.1, Section 6.3, and Article XI hereof, each of which shall survive the termination of this Agreement; provided, however, that the Liability of the Seller, the Seller and the Company or any breach by such party of the representations, warranties, covenants or agreements of the Seller, the Seller and the Company set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and, in addition, in the event of any termination of this Agreement and a related action for breach of contract, the Purchaser (if prevailing) shall be reimbursed by the other party to the action for reasonable attorneys’ fees and expenses relating to such action.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Remedies.

The parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any party violates or, subject to the limitations set forth in Section 9.7, fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at Law. The parties agree, therefore, that each party hereto shall have and retain all rights and remedies existing in their favor under this Agreement, at Law or equity, including rights to bring actions for specific performance and/or injunctive or other equitable relief (including the remedy of rescission) to enforce or prevent a breach or violation of any provision of this Agreement. All such rights and remedies shall, to the extent permitted by applicable Law and subject to the limitations set forth in Section 9.7, be cumulative and the existence, assertion, pursuit or exercise of any thereof by a party shall not preclude such party from exercising or pursuing any other rights or remedies available to it.

Section 11.2 Notices.

All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by electronic transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To the Purchaser or, after the Closing, the Company:

c/o Rohan Maholtra

Roadzen Inc.

445 E. 80th Street, 4E

New York NY 10075

Email: rohan@roadzen.io

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

E-mail: jstern@winston.com and agleach@winston.com

Attention: Jeffrey Stern, Esq.; Austin Leach, Esq.

To the Seller, the Trustees, or, prior to the Closing, the Company:

Shanon Duthie

11 Anza Blvd., Suite 109

Burlingame, CA 94010

Email: s.duthie@thenac.com

with a copy (which shall not constitute notice) to:

with a copy (which shall not constitute notice) to:

Employee Benefits Law Group

11231 Gold Express Dr., Suite 108

Gold River, CA 95670

Attention: James C. Paul

Email: jcp@employeebenefitslawgroup.com

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any notice which is delivered personally or by electronic transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

Section 11.3 Schedules and Exhibits.

The Disclosure Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 11.4 Assignment; Successors in Interest.

No assignment or transfer by any party of such party’s rights and obligations under this Agreement will be made except with the prior written consent of the other parties to this Agreement; provided, however, that the Purchaser may assign any or all of its rights, obligations and interests hereunder without any such written consent to any Affiliate of the Purchaser or to any of the Purchaser’s lenders as security for any obligations arising in connection with the financing of the transactions contemplated hereby. This Agreement will be binding upon and will inure to the benefit of the parties and their successors and permitted assigns, and any reference to a party will also be a reference to a successor or permitted assign.

Section 11.5 Number; Gender.

Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 11.6 Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

Section 11.7 Controlling Law.

This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules.

Section 11.8 Consent to Jurisdiction, Etc.

Except as otherwise expressly provided in this Agreement, the parties hereto agree that any and all Proceedings seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only to the exclusive jurisdiction of the Superior Court for San Mateo County, California or if such court does not have jurisdiction, any other state or federal courts located in the State of California and each of the parties hereby consents to the jurisdiction of such courts in any such Proceeding. The parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties agree that, after a legal dispute is before a court as specified in this Section 11.8, and during the pendency of such dispute before such court, all actions, suits, or Proceedings with respect to such dispute or any other dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the parties consents to the service of any complaint, summons, notice or other process relating to any such Proceeding by delivery thereof to such party by hand or by certified mail, delivered or addressed as set forth in Section 11.2 hereof.

Section 11.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE RELATED DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 11.10 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

Section 11.11 Counterparts and Electronic Delivery.

This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts. A reproduction of this Agreement (including via DocuSign) may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by electronic transmission (including .pdf files and DocuSign) pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

Section 11.12 Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the parties, and their successors or permitted assigns, any rights, remedies or Liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 11.13 Amendment/Waiver.

No provision of this Agreement shall be modified, amended, extended, supplemented, discharged, terminated or waived except by a writing specifically referring thereto, signed by the Purchaser and the Seller and delivered by each such party to the other party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a party of a condition to Closing will not be considered as a waiver of any rights to indemnification that may be claimed by such party with respect to the matters relating to such waived condition. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.14 Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the parties with respect to the subject matter of this Agreement.

Section 11.15 Transaction Costs.

Except as provided above or as otherwise expressly provided herein, the Purchaser will pay their own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.

Section 11.16 Interpretation; Construction.

(a) The term “Agreement” means this agreement together with all Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation.” The use in this Agreement of the term “ordinary course of business” means “ordinary course of business consistent with past practices” without giving effect to COVID-19 or COVID-19 Measures. The words “herein,” “hereof,” “hereunder,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The use in this Agreement of the terms “furnished,” “provided,” “delivered,” “made available” and similar terms refers, with respect to the provision of information and documents to the Purchaser, in addition to the physical delivery of such information or documents to the Purchaser, to such information and/or documents as are made available by the Seller, the Company or any of their respective employees, consultants, advisors or attorneys.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a party hereto to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

(c) Each party hereby acknowledges and agrees that (i) such party has had the opportunity to consult with such party’s own counsel with respect to the subject matter of this Agreement, and has read and understands all of the provisions of this Agreement (including the Schedules and Exhibits to this Agreement), and (ii) such party has had the opportunity to ask questions of, and to seek additional information from, the other parties with respect to each of the matters set forth in this Agreement (including the Schedules and Exhibits to this Agreement).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

ROADZEN INC.

By:	/s/ Rohan Malhotra
Name:	Rohan Maholtra
Title:	CEO

[Signature Page to Securities Purchase Agreement]

COMPANY:

NATIONAL AUTOMOBILE CLUB

By:	/s/ Shanon Duthie
Name:	Shanon Duthie
Title:	President and CEO

SELLER:

NATIONAL AUTOMOBILE CLUB EMPLOYEE STOCK OWNERSHIP TRUST

By:	/s/ Shanon Duthie
Shanon Duthie, acting solely in her capacity as Trustee of the National Automobile Club Employee Stock Ownership Trust and not in her individual capacity

By:	/s/ Shelley Pereira
Shelley Pereira, acting solely in her capacity as Trustee of the National Automobile Club Employee Stock Ownership Trust and not in her individual capacity

[Signature Page to Securities Purchase Agreement]

Exhibit A

Accounting Guidelines

The following will apply (i) for purposes of calculating Working Capital, Estimated Working Capital, and Final Working Capital and (ii) in connection with the Independent Accountant’s Determination pursuant to Section 2.4(b) of the Agreement and in connection with the Independent Accountant’s determination of any Disputed Amount pursuant to Section 2.4(b) of the Agreement:

A.

Except as otherwise provided herein, Working Capital, Estimated Working Capital, and Final Working Capital will be (x) calculated in accordance with GAAP and (y) consistent with the audited Financial Statements as of December 31, 2021 (the “Audited Financial Statements”) and the Company’s accounting methodologies applied throughout the periods covered.

B.	Working Capital, Estimated Working Capital, and Final Working Capital will be calculated without giving effect to the transactions contemplated by the Agreement.

C.

“Current Assets” will include only those current assets listed specifically in the Audited Financial Statements; provided, however, that Current Assets will not include (i) Cash, (ii) intercompany receivables (i.e., from the Company to a pre-Closing Affiliate thereof), (iii) deferred Tax assets established to reflect timing differences between Tax and book treatment, (iv) assets relating to the overpayment of Taxes or the right to Tax refunds, (v) assets resulting from the use (or expected use) of a Tax attribute or credit in a Tax period ending after the Closing Date, or (vi) prepaid expenses related to the transactions contemplated by the Agreement.

D.

“Current Liabilities” will include (i) accounts payable, (ii) accrued liabilities (including accrued payroll and other compensation and accrued payroll Taxes), and (iii) those current liabilities listed specifically in the Audited Financial Statements; provided, however, that Current Liabilities will not include (i) any Transaction Expenses, (ii) Indebtedness, (iii) intercompany payables, or (iv) deferred Tax liabilities established to reflect timing differences between Tax and book treatment, and in the case of clauses (i) and (ii), solely to the extent that such amounts were taken into consideration when calculating the Final Closing Payment.